               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                   TRIARC COMPANIES, INC.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

[Logo]

                             TRIARC COMPANIES, INC.
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000

                                                                   April 3, 1998

Dear Stockholders:

     It is our pleasure to invite you to join us at the 1998 Annual Meeting of Stockholders of Triarc Companies, Inc. which will be held at 11:00 a.m., on Wednesday, May 6, 1998, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York.

     We will report to you at the meeting on the Company's current operations and outlook. The meeting will also include a question and discussion period. The Board of Directors and management hope that many of you will be able to attend in person.

     At the meeting, you will be asked to consider and vote on the election of nine (9) directors, the approval of the 1998 Equity Participation Plan and the ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors has unanimously approved the proposals and recommends that you vote FOR each of them. Please give this proxy material your careful attention, as the discussion is important to your decisions on the matters being presented.

     The formal notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting in person, please complete, sign, date and return the enclosed proxy. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy. Our Annual Report (including our Annual Report on Form 10-K for the fiscal year ended December 28, 1997) also accompanies these proxy materials.

                                          Sincerely,


                   /s/ NELSON PELTZ                   /s/ PETER W. MAY

                   NELSON PELTZ                       PETER W. MAY
                   Chairman and Chief                 President and Chief
                   Executive Officer                  Operating Officer

[Logo]

                             TRIARC COMPANIES, INC.
                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON WEDNESDAY, MAY 6, 1998
                             11:00 A.M., LOCAL TIME

                            ------------------------

     The 1998 Annual Meeting of Stockholders of Triarc Companies, Inc. will be held on Wednesday, May 6, 1998, at 11:00 a.m., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York, for the following purposes:

          (1) to elect nine (9) directors to hold office as specified in the accompanying Proxy Statement;

          (2) to consider and take action upon the 1998 Equity Participation
     Plan;

          (3) to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants; and

          (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Stockholders entitled to vote at the meeting or any adjournment or postponement thereof are holders of record of the Company's Class A Common Stock at the close of business on March 25, 1998.

                                          By Order of the Board of Directors

                                          /s/ STUART I. ROSEN

                                          STUART I. ROSEN
                                          Vice President and
                                          Associate General Counsel, and
                                          Secretary

April 3, 1998


--------------------------------------------------------------------------------

     YOUR VOTE IS IMPORTANT! STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

--------------------------------------------------------------------------------

                             TRIARC COMPANIES, INC.
                                280 PARK AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 451-3000


                            ------------------------

                                PROXY STATEMENT

                            ------------------------


                                  INTRODUCTION

GENERAL

     The accompanying proxy is solicited by the Board of Directors (the 'Board of Directors' or the 'Board') of Triarc Companies, Inc. (the 'Company' or 'Triarc') in connection with the 1998 Annual Meeting of Stockholders of the Company (the 'Meeting'), to be held on Wednesday, May 6, 1998, at 11:00 a.m., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York and at any adjournment or postponement of the Meeting. This Proxy Statement and a proxy are first being mailed to stockholders on or about April 3, 1998. The mailing address of the Company's principal executive office is 280 Park Avenue, New York, New York 10017.

     When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors FOR the election of each of the nine (9) nominees for directors named below and FOR Proposals (2) and (3). The Company does not have cumulative voting in the election of directors. Under the Company's By-Laws (the 'By-Laws'), business transacted at the Meeting is confined to the purposes stated in the Notice of the Meeting. The proxy being solicited does, however, convey discretionary authority to the persons named therein as proxies to vote on matters incident to the conduct of the Meeting. The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of the Company at the address provided above.

VOTING SECURITIES

     All holders of record of the Company's Class A Common Stock, par value $.10 per share (the 'Class A Common Stock'), at the close of business on March 25, 1998 are entitled to vote on all business of the Meeting. At the close of business on such day, the Company had 24,664,275 shares of Class A Common Stock outstanding and entitled to vote at the Meeting. Each share of Class A Common Stock entitles the holder to one vote per share. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast shall constitute a quorum.

     Under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, the Company's Certificate of Incorporation and the By-Laws, if a quorum is present at the Meeting, the affirmative vote of a plurality of the votes cast is required for the election of directors and the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting is required for approval of Proposals
(2) and (3). Under Delaware law, an abstaining vote is not deemed to be a 'vote cast.' As a result, abstentions and broker 'non-votes' are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker 'non-vote' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker 'non-votes' and the shares as to which a stockholder abstains are included for purposes of determining whether a quorum of shares is present at the Meeting.

     The Company has been informed that the 5,982,867 shares of Class A Common Stock (constituting approximately 24.3% of the outstanding shares of Class A Common Stock as of March 25, 1998) owned by DWG Acquisition Group, L.P., a Delaware limited partnership of which Nelson Peltz and Peter W. May are the sole general partners ('DWG Acquisition'), will be voted in accordance with the recommendation of the Board of Directors FOR the election of each of the nine
(9) nominees for director named below and FOR Proposals (2) and (3).

                                  PROPOSAL 1.
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     It is recommended that the nine (9) nominees herein named be elected as directors of the Company, with each director to hold office until the next Annual Meeting of Stockholders, and until his successor is elected and qualified or until his prior death, resignation or removal. All of the nine (9) nominees are presently serving as directors of the Company and were elected directors at the last Annual Meeting of Stockholders held on June 4, 1997, to serve until the next annual meeting of the Company's stockholders and until such director's successor is duly chosen and qualified or until his prior death, resignation or removal. The Company is unaware of any reason why any of the nominees named herein would be unwilling or unable to serve as a director. Should, however, any nominee for director be unwilling or unable to serve at the time of the Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board of Directors may recommend.

     Certain information regarding each person nominated by the Board of Directors, including his principal occupation during the past five years and current directorships, is set forth below. Unless otherwise indicated, all nominees have had the indicated principal occupations for the past five years.

                                                            BUSINESS EXPERIENCE DURING PAST
          NAME OF DIRECTOR                               FIVE YEARS, AGE AND OTHER INFORMATION
          ----------------                               --------------------------------------
Nelson Peltz........................  Mr. Peltz has been a director and Chairman and Chief Executive Officer of the Company since April 1993. Since then, he has also been a director and
                                        Chairman of the Board and Chief Executive Officer of certain of the
                                        Company's subsidiaries, including RC/Arby's Corporation ('RCAC'), and a director and, since April 1997, Chairman of the Board, of National
                                        Propane Corporation ('NPC'), the managing general partner of National
                                        Propane Partners, L.P. (the 'Partnership'), a distributor of

                                                            BUSINESS EXPERIENCE DURING PAST
          NAME OF DIRECTOR                               FIVE YEARS, AGE AND OTHER INFORMATION
          ----------------                               --------------------------------------

                                        liquefied petroleum gas. He is also a general partner of DWG Acquisition, whose principal business is ownership of securities of the Company. From its formation in January 1989 to April 1993, Mr. Peltz was Chairman and
                                        Chief Executive Officer of Trian Group, Limited Partnership ('Trian'),
                                        which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. From 1983 to December 1988, he was
                                        Chairman and Chief Executive Officer and a director of Triangle
                                        Industries, Inc. ('Triangle'), which, through wholly-owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. Peltz is 55 years of age.

Peter W. May........................  Mr. May has been a director and President and Chief Operating Officer of the Company since April 1993. Since then, he has also been a director and
                                        President and Chief Operating Officer of certain of the Company's subsidiaries, including RCAC, and a director and, since April 1997, Vice
                                        Chairman of the Board, of NPC. He is also a general partner of DWG
                                        Acquisition. From its formation in January 1989 to April 1993, Mr. May was President and Chief Operating Officer of Trian. He was President and
                                        Chief Operating Officer and a director of Triangle from 1983 until
                                        December 1988. Mr. May is 55 years of age.

Hugh L. Carey.......................  Mr. Carey has been a director of the Company since June 1994. He was an
                                        Executive Vice President of W.R. Grace & Co. ('Grace') from 1987 to
                                        December 31, 1995. From 1993 to December 1995, he served Grace as director of its Government Relations Division, and from 1987 until 1993, he ran Grace's office of environmental policy. Mr. Carey was the Governor of the State of New York from 1975 until 1983 and a member of Congress from 1960 until 1975. From 1991 until 1993, he was Chairman of the
                                        National Institute of Former Governors. Mr. Carey is also a director of
                                        China Trust Bank and PhyMatrix, Inc., of Counsel to Whitman Breed Abbott
                                        & Morgan and Chairman of the Board of Advisors to Cambridge Partners,
                                        L.L.C. Mr. Carey is 78 years of age.

Clive Chajet........................  Mr. Chajet has been a director of the Company since June 1994. He has been
                                        Chairman of Chajet Consultancy, L.L.C., a consulting firm specializing in identity and image management, since January 1997. Prior thereto, Mr.
                                        Chajet was Chairman of Lippincott & Margulies Inc., also a consulting firm specializing in identity and image management, from 1983 to January
                                        1997. Mr. Chajet is 61 years of age.

Stanley R. Jaffe....................  Mr. Jaffe has been a director of the Company since June 1994. Mr. Jaffe is a motion picture producer and owner of JAFFILMS, LLC. From 1991 until
                                        1994, Mr. Jaffe was President and Chief Operating Officer and a director of Paramount Communications Inc., a motion picture and entertainment company. From prior to 1983 until 1991, Mr. Jaffe was principal partner in Jaffe/Lansing Productions, an independent motion picture production company. Mr. Jaffe is 57 years of age.

                                                            BUSINESS EXPERIENCE DURING PAST
          NAME OF DIRECTOR                               FIVE YEARS, AGE AND OTHER INFORMATION
          ----------------                               --------------------------------------
Joseph A. Levato....................  Mr. Levato has been a director of the Company since June 1996. Mr. Levato served as Executive Vice President and Chief Financial Officer of Triarc
                                        from April 1993 to August 1996. He also served as Executive Vice
                                        President and Chief Financial Officer of certain of Triarc's subsidiaries, including RCAC, from April 1993 to August 1996. Prior to
                                        April 1993, he was Senior Vice President and Chief Financial Officer of
                                        Trian from January 1992 to April 1993. From 1984 to December 1988, he
                                        served as Senior Vice President and Chief Financial Officer of Triangle.
                                        Mr. Levato is 57 years of age.

David E. Schwab II..................  Mr. Schwab has been a director of the Company since October 1994. Mr.
                                        Schwab has been a Senior Counsel of Cowan, Liebowitz & Latman, P.C., a law firm, since January 1, 1998. Prior thereto he was a partner of Schwab
                                        Goldberg Price & Dannay, a law firm, for more than five years. Mr. Schwab also serves as Chairman of the Board of Trustees of Bard College. Mr.
                                        Schwab is 66 years of age.

Raymond S. Troubh...................  Mr. Troubh has been a director of the Company since June 1994. He has been a financial consultant since prior to 1989. Mr. Troubh is a director of
                                        America West Airlines, Inc., ARIAD Pharmaceuticals, Inc., Becton,
                                        Dickinson & Co., Diamond Offshore Drilling, Inc., Foundation Health
                                        Systems, Inc., General American Investors Company, Olsten Corporation,
                                        Time Warner Inc., and WHX Corporation. He is also a trustee of MicroCap
                                        Liquidating Trust and Petrie Stores Liquidating Trust. Mr. Troubh is 71
                                        years of age.

Gerald Tsai, Jr.....................  Mr. Tsai has been a director of the Company since October 1993. Mr. Tsai is a private investor. From February 1993 to October 1997, he was Chairman
                                        of the Board, President and Chief Executive Officer of Delta Life
                                        Corporation, a life insurance and annuity company with which Mr. Tsai became associated in 1992. Mr. Tsai also serves as a director of Rite Aid
                                        Corporation, Sequa Corporation, Zenith National Insurance Corporation,
                                        Proffitt's, Inc., United Rentals Inc. and Meditrust Companies. He is a
                                        trustee of Boston University and New York University Medical Center. Mr.
                                        Tsai is 69 years of age.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEES NAMED ABOVE.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of Triarc, all of whom are U.S. citizens.

                  NAME                     AGE                               POSITIONS
                  ----                     ---                               ---------
Nelson Peltz............................   55    Director; Chairman and Chief Executive Officer

Peter W. May............................   55    Director; President and Chief Operating Officer

Roland C. Smith.........................   43    President and Chief Executive Officer of the Triarc Restaurant
                                                   Group

Michael Weinstein.......................   49    Chief Executive Officer of the Triarc Beverage Group

John L. Barnes, Jr......................   50    Executive Vice President and Chief Financial Officer

Eric D. Kogan...........................   34    Executive Vice President -- Corporate Development

Brian L. Schorr.........................   39    Executive Vice President, General Counsel, and Assistant
                                                   Secretary

Francis T. McCarron.....................   41    Senior Vice President -- Taxes

Barry N. Shufeld........................   51    Senior Vice President -- Information Services and Technology

Stuart I. Rosen.........................   38    Vice President and Associate General Counsel, and Secretary

Fred H. Schaefer........................   53    Vice President and Chief Accounting Officer

     Set forth below is certain additional information concerning the persons listed above (other than Messrs. Peltz and May, for whom such information has been provided under 'Nominees for Election' above).

     Roland C. Smith has been Chief Executive Officer of Arby's, Inc. (doing business as the Triarc Restaurant Group) since July 1997 and President of the Triarc Restaurant Group since February 1997. Prior thereto, Mr. Smith had served in various positions at the Triarc Restaurant Group since July 1994 (last serving as Senior Vice President -- Operations since August 1995). From January 1992 to July 1994 Mr. Smith served in various positions at KFC International, last serving as General Manager -- Western Canada.

     Michael Weinstein has served as Chief Executive Officer of the Triarc Beverage Group and Royal Crown since October 1996. Mr. Weinstein has also served as Chief Executive Officer of Snapple Beverage Corp. ('Snapple') and Mistic Brands, Inc. ('Mistic') since they were acquired by Triarc in May 1997 and August 1995, respectively. Prior to August 1995, he was president of Liquid Logic, a private beverage consulting business he founded in 1994. From 1981 until the end of 1993, he served in various executive capacities at A&W Brands, Inc., lastly as President/Chief Operating Officer. From 1978 to 1981, he was a Vice President at Kenyon & Eckhardt Advertising. He began his career at Pepsi-Cola Company, where he held various sales and marketing positions from 1972 to 1978.

     John L. Barnes, Jr. has been Executive Vice President and Chief Financial Officer of Triarc since March 10, 1998 and prior thereto was Senior Vice President and Chief Financial Officer of Triarc since August 1996. From April 1996 to August 1996 Mr. Barnes was a Senior Vice President of Triarc. Prior to April 1996, Mr. Barnes had served as Executive Vice President and Chief Financial Officer of Graniteville Company (which was sold by the Company in April 1996) for more than five years.

     Eric D. Kogan has been Executive Vice President -- Corporate Development of Triarc since March 10, 1998 and prior thereto was Senior Vice
President -- Corporate Development of Triarc since March 1995. Prior to March 1995 Mr. Kogan was Vice President -- Corporate Development of Triarc since April 1993. Before joining Triarc, Mr. Kogan was a Vice President of Trian from September 1991 to April 1993 and an associate in the mergers and acquisitions group of Farley Industries, an industrial holding company, from 1989 to August 1991.

     Brian L. Schorr has been Executive Vice President and General Counsel of Triarc and certain of its subsidiaries since June 1994. Prior thereto, Mr. Schorr was a partner of Paul, Weiss, Rifkind, Wharton & Garrison, a law firm which he joined in 1982 and subsequent thereto through April 1995 he was Of Counsel to that firm in connection with limited liability company and limited liability partnership matters. That firm provides legal services to Triarc and its subsidiaries.

     Francis T. McCarron has been Senior Vice President -- Taxes of Triarc since April 1993. He has also been Senior Vice President -- Taxes of certain of Triarc's subsidiaries, including RCAC, since April 1993. Prior thereto, he was Vice President -- Taxes of Trian from its formation in January 1989 to April 1993. He joined Triangle in February 1987 and served as Director of Tax Planning & Research until December 1988.

     Barry N. Shufeld has been Senior Vice President -- Information Services and Technology of Triarc since June 1997. Prior thereto, he served as Vice President and Chief Information Officer of GAF Materials Corporation from November 1996 to June 1997. Before that Mr. Shufeld served as Vice President -- Information Technology of Triarc from April 1993 through November 1996 and at Trian from April 1992 to April 1993.

     Stuart I. Rosen has been Vice President and Associate General Counsel, and Secretary of Triarc and certain of its subsidiaries since August 1994. Prior thereto, he was associated with Paul, Weiss, Rifkind, Wharton & Garrison since 1985.

     Fred H. Schaefer has been Vice President and Chief Accounting Officer of Triarc since April 1993. He has also been Vice President and Chief Accounting Officer of certain of Triarc's subsidiaries, including RCAC, since April 1993. Prior thereto, he was Vice President and Chief Accounting Officer of Trian from its formation in January 1989 to April 1993. Mr. Schaefer joined Triangle in 1980 and served in various capacities in the accounting department, including Vice President -- Financial Reporting, until December 1988.

     The term of office of each executive officer is until the organizational meeting of the Board following the next annual meeting of Triarc stockholders and until his successor is elected and qualified or until his prior death, resignation or removal.

BOARD MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

     Nine meetings of the full Board of Directors were held during the fiscal year ended December 28, 1997. Each incumbent director (other than Mr. Jaffe) who is a nominee for reelection attended more than 75% of the meetings of the Board of Directors and its committees that he was eligible to attend in 1997.

     The Company has standing audit, nominating, and compensation committees whose current functions and members are described below. It is anticipated that at its first meeting following the Meeting, the Board will designate the directors to serve on each of these committees until the next annual meeting of stockholders.

     Audit Committee. The Audit Committee is composed of Messrs. Raymond S. Troubh (Chairman), Stanley R. Jaffe, David E. Schwab II and Gerald Tsai, Jr. This committee is charged with the responsibility of overseeing the financial reporting process of the Company. In the course of performing its functions, the Audit Committee (i) reviews the Company's internal accounting controls and its annual consolidated financial statements, (ii) reviews with the Company's independent certified public accountants the scope of their audit, their report and their recommendations, (iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them, and (iv) recommends the action to be taken with respect to the appointment of the Company's independent certified public accountants. The Audit Committee met three times during 1997.

     Nominating Committee. The Nominating Committee is composed of Messrs. Peter
W. May (Chairman), Nelson Peltz and Hugh L. Carey. This committee is charged with the responsibility of considering and recommending individuals to be considered by the Board for membership on the Board of Directors. The Nominating Committee met once during 1997.

     The Nominating Committee will consider nominations for Board membership by stockholders. The Nominating Committee has adopted the following rules with respect to considering such nominations: (i) the nominating stockholder must have owned for at least six months prior to the date the nomination is submitted shares of (x) Class A Common Stock or (y) other classes of common stock or preferred stock, if any, entitled to vote for directors; (ii) the nomination must be received by the Nominating Committee 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission; and (iii) a detailed statement setting forth the qualifications, as well as the written consent, of each party nominated must accompany each nomination submitted.

     Compensation Committee and Performance Compensation Subcommittee. The Compensation Committee is composed of Messrs. David E. Schwab II (Chairman), Clive Chajet, Joseph A. Levato and Raymond S. Troubh. The Compensation Committee is charged with the responsibility of (i) reviewing, advising and making recommendations with respect to employee salary and compensation plans, benefits and standards applicable to the executive officers of the Company, (ii) taking all actions with respect thereto that are not specifically reserved for the Board of Directors, (iii) administering the Triarc Companies, Inc. 1997 Equity Participation Plan (the '1997 Plan') and the Triarc Companies, Inc. Stock Option Plan for Cable Car Employees (the 'Cable Car Plan'), and (iv) such other salary or compensation plans as the Compensation Committee is designated to administer. The Compensation Committee met seven times during 1997.

     The Performance Compensation Subcommittee (the 'Subcommittee') of the Compensation Committee is composed of Messrs. Schwab, Chajet and Troubh. The Subcommittee was established in August 1997 to assume certain functions which were previously the responsibility of the Compensation Committee. The Subcommittee's principal function is to administer the Triarc Companies, Inc. 1993 Equity Participation Plan, as amended (the '1993 Plan'), the Triarc Beverage Holdings Corp. 1997 Stock Option Plan (the 'TBHC Option Plan') and, if approved by the Company's stockholders, the

1998 Equity Participation Plan (the '1998 Plan' or the '1998 Equity Participation Plan'). The Subcommittee met three times in 1997.

COMPENSATION OF DIRECTORS

     Each non-management director of the Company receives an annual retainer of $25,000 for serving on the Board. In addition, each non-management director of the Company also receives $1,000 for each meeting of the Board or of a committee (or subcommittee) of the Board that such director attends. Under the 1993 Plan (and under the 1998 Plan if approved by the stockholders), each non-management director may elect to have all or a portion of the annual retainer and these fees paid in shares of Class A Common Stock rather than in cash. See 'Executive Compensation -- Certain Employment Arrangements with Executive Officers' below for certain information relating to compensation of the Company's management directors.

     In addition, pursuant to the 1993 Plan, each director of the Company who is not also an employee of the Company or any subsidiary receives options to purchase 15,000 shares of Class A Common Stock on the date of his initial election or appointment to the Board of Directors. On the date of each subsequent annual meeting of stockholders of the Company at which a director is reelected, such director receives options to purchase 3,000 shares of Class A Common Stock. After the 1993 Plan expires in April 1998, non-management directors will receive option grants upon election, appointment or reelection under the 1998 Plan if approved by the stockholders.

     For information concerning certain (i) litigation involving certain current and former directors and (ii) fees paid to certain current and former directors of Triarc and related matters, see 'Item 3. Legal Proceedings' in the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (a copy of which is being provided to stockholders along with this Proxy Statement), which information is incorporated by reference herein.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), requires Triarc's directors, executive officers, and persons who own more than ten percent of Triarc's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the 'SEC') and the New York Stock Exchange. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish Triarc with copies of all Forms 3, 4 and 5 they file.

     Based solely on Triarc's review of the copies of such forms it has received, or written representations from certain reporting persons that no Form 5s were required for these persons, Triarc believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to 1997 except for the following inadvertent omissions: each of Messrs. Weinstein and Tsai filed their Form 5 with respect to 1997 one day late.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth the beneficial ownership as of March 25, 1998 by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock (constituting the only class of voting capital stock of the Company), each director of the Company and nominee for director of the Company who has such ownership, each executive officer whose name appears in the Summary Compensation Table below (the 'Named Officers') who was an executive officer of the Company as of March 25, 1998 and all directors and executive officers as a group.

                                                                       AMOUNT AND
                     NAME AND ADDRESS OF                                NATURE OF
                       BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP(1)            PERCENT OF CLASS
                       ----------------                          -----------------------            ----------------
DWG Acquisition Group, L.P. ..................................       5,982,867 shares(2)                  24.3%
  1201 North Market Street
  Wilmington, DE 19801

Nelson Peltz .................................................       7,085,000 shares(2)(3)(4)(5)         27.5%
  280 Park Avenue
  New York, NY 10017

Peter W. May .................................................       6,728,000 shares(2)(3)(6)            26.5%
  280 Park Avenue
  New York, NY 10017

Harris Associates, L.P........................................       1,775,000 shares(7)                   7.2%
Harris Associates, Inc.
Harris Associates Investment Trust
  Two North LaSalle Street
  Suite 500
  Chicago, Illinois 60502-3790

William Ehrman................................................       1,500,793 shares(8)                   6.1%
Frederick Ketcher
Jonas Gerstl
Frederic Greenberg
James McLaren
  300 Park Avenue
  New York, NY 10022

Hugh L. Carey.................................................          28,437 shares(9)                    *

Clive Chajet..................................................          27,300 shares(10)                   *

Stanley R. Jaffe..............................................          29,181 shares(9)                    *

Joseph A. Levato..............................................         158,000 shares(11)                   *

David E. Schwab II............................................          23,000 shares(9)                    *

Raymond S. Troubh.............................................          39,500 shares(9)                    *

Gerald Tsai, Jr. .............................................          33,755 shares(12)                   *

Michael Weinstein.............................................          11,967 shares(13)                   *

John L. Barnes, Jr. ..........................................         109,000 shares(14)                   *

Eric D. Kogan.................................................         128,000 shares(15)                   *

Brian L. Schorr...............................................         161,990 shares(16)                   *

Directors and Executive Officers as a group (18 persons)......       8,717,063 shares                     32.0%

------------

*   Less than 1%

 (1) Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (2) The Company is informed that DWG Acquisition has pledged such shares to a financial institution on behalf of Messrs. Peltz and May to secure loans made to them.

 (3) Includes 5,982,867 shares held by DWG Acquisition, of which Mr. Peltz and Mr. May are the sole general partners.

 (4) Includes 200 shares owned by a family trust of which Mr. Peltz is a general partner and 2,000 shares owned by minor children of Mr. Peltz. Mr. Peltz disclaims beneficial ownership.

 (5) Includes options to purchase 1,073,333 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

 (6) Includes options to purchase 718,333 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

 (7) The information set forth herein with respect to Harris Associates, L.P. ('Harris'), Harris Associates, Inc. (the sole general partner of Harris), and Harris Associates Investment Trust, Series Designated The Oakmark Smallcap Fund (the 'Trust') is based solely on information contained in their Schedules 13G dated February 12, 1998 filed pursuant to the Exchange Act. Harris is an investment adviser, and serves as an investment adviser to the Trust. The Oakmark Smallcap Fund, a series of the Trust, beneficially owned 1,750,000 shares of Class A Common Stock as of December 31, 1997. These shares are included as shares over which Harris has shared voting and dispositive power because of Harris' power to manage the Trust's investments. In addition, Harris serves as investment adviser to other clients who may own shares of Class A Common Stock but for which Harris does not have discretionary authority. Such shares have also been included as shares over which Harris has shared voting and dispositive power.

 (8) The information set forth herein with respect to Messrs. Ehrman, Greenberg, Ketcher, Gerstl and McLaren is based solely on information contained in a
     Schedule 13D, dated July 16, 1996, filed pursuant to the Exchange Act. The shares reflected include an aggregate of 1,365,793 shares of Class A Common Stock that Messrs. Ehrman, Ketcher, Gerstl, Greenberg and McLaren may be deemed to beneficially own as general partners of EGS Associates, L.P., a Delaware limited partnership, EGS Partners, L.L.C., a Delaware limited liability company, Bev Partners, L.P., a Delaware limited partnership, and Jonas Partners, L.P., a Delaware limited partnership. Also includes (i) 55,150 shares of Class A Common Stock owned directly by Mr. Ehrman and 39,150 shares of Class A Common Stock owned by members of Mr. Ehrman's immediate family; (ii) 23,600 shares of Class A Common Stock owned directly by Mr. Ketcher and 1,100 shares of Class A Common Stock owned by a member of Mr. Ketcher's immediate family and his mother-in-law, (iii) 2,500 shares of Class A Common Stock owned directly by Mr. Gerstl and 8,500 shares of Class A Common Stock owned by a member of Mr. Gerstl's immediate family; and (iv) 2,000 shares of Class A Common Stock owned directly by Mr. Greenberg and 3,000 shares of Class A Common Stock owned by a member of Mr. Greenberg's immediate family.

 (9) Includes options to purchase 19,500 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(10) Includes options to purchase 19,500 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998 and 1,300 shares owned by Mr. Chajet's wife, as to which shares Mr. Chajet disclaims beneficial ownership.

(11) Includes options to purchase 130,000 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

(12) Includes options to purchase 22,500 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

(13) Includes options to purchase 11,667 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

(14) Includes options to purchase 105,000 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

(15) Includes options to purchase 119,000 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

(16) Includes options to purchase 155,000 shares of Class A Common Stock which have vested or will vest within 60 days of March 25, 1998.

                            ------------------------

     The foregoing table does not include 5,997,622 shares of Triarc's non-voting Class B Common Stock owned by Victor Posner ('Posner') and an entity controlled by Posner (together with Posner, the 'Posner Entities'). All such shares of Class B Common Stock can be converted without restriction into an equal number of shares of Class A Common Stock if they are sold to a third party unaffiliated with the Posner Entities. The Company, or its designee has certain rights of first refusal if such shares are sold to an unaffiliated third party. If the 5,997,622 currently outstanding shares of the Class B Common Stock were converted into shares of Class A Common Stock, such shares would constitute approximately 19.6% of the then outstanding shares of Class A Common Stock as of March 25, 1998. None of the directors or nominees for directors of the Company or the Named Officers beneficially owned any Class B Common Stock as of March 25, 1998. Except for the arrangements relating to the shares described in footnote (2) to the foregoing table, there are no arrangements known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE AND PERFORMANCE COMPENSATION SUBCOMMITTEE

     Introduction. This report to stockholders presents an overview of the charter of the Compensation Committee of the Board of Directors (the 'Compensation Committee') and of the Company's compensation philosophy. It also discusses the Compensation Committee's compensation related decisions in respect of fiscal 1997 performance. Because certain functions of the Compensation Committee were transferred to the Performance Compensation Subcommittee (the 'Subcommittee') beginning in August 1997, the Subcommittee joins in this report.

     The Compensation Committee's Role. The Compensation Committee is responsible for reviewing and approving the compensation program for the executive officers of the Company (the 'Executive Compensation Program') and administering the 1997 Plan and the Cable Car Plan. The Compensation Committee administered the 1993 Plan until August 1997 when the Subcommittee was established. The Subcommittee's principal function is to administer the 1993 Plan and the TBHC Option Plan. The Subcommittee will administer the 1998 Plan if approved by the stockholders.

     The Company's Executive Compensation Program is designed to motivate executives to achieve the Company's business objectives, with a particular emphasis on stockholder value. Certain of the Company's executive officers were in 1997, and are currently, employed pursuant to multi-year employment agreements, the purpose of which is to retain the services of such officers for extended periods. The minimum salary to which each such executive officer is entitled is specified in the employment agreement, but the cash bonuses for such executive officers, which is a major part of an executive officer's cash compensation, and awards of stock options for executive officers, are approved by either the Compensation Committee or the Subcommittee, each of which are comprised entirely of non-management directors. The principal terms of the employment agreements of certain executive officers are described under 'Certain Employment Arrangements with Executive Officers,' below.

     To fulfill its principal function, the Compensation Committee specifically reviews and approves each of the elements of the Executive Compensation Program and will continually assess the effectiveness of the program as a whole. This includes reviewing the design of the Company's various incentive plans for executive officers and assessing the competitiveness of the overall Executive Compensation Program. From time to time, the Company retains external compensation consultants to advise it with respect to competitive pay levels and the development and design of compensation plans.

     Overall Objectives of the Executive Compensation Program. The Executive Compensation Program is designed to help the Company retain, motivate and recruit the executive officers needed to maximize the Company's return to stockholders. The Company's explicit objective is to pay at levels required to secure the exceptionally talented executive officers, in particular, and employees, in general, necessary to achieve long-term financial, strategic and stock price growth. Since one of the Company's objectives is rapid growth, both by internal expansion and through acquisitions, the Company has recruited the executive talent required to run a company which is larger than the Company in its present form.

     Toward that end, the Executive Compensation Program is designed to provide:

            Levels of compensation that are highly competitive with those provided in the various markets in which the Company competes for its executive resources.

            Incentive compensation that:

               varies in a consistent and predictable manner with the financial performance of the Company and/or its various business units;

               varies in a consistent and predictable manner with the stock price performance of the Company; and

               effectively rewards individual performance.

     In approving and administering the Executive Compensation Program, the Compensation Committee, acting on behalf of the stockholders, seeks an appropriate balance among these objectives, the most important of which are discussed in greater detail below.

     Providing Highly Competitive Levels of Compensation. The Company provides its executive officers with a total compensation package that -- at expected levels of performance -- is generally intended to be highly competitive with compensation packages provided to executives in the consumer products and food and beverage industries (as adjusted to reflect the Company's size, inclusive of system-wide franchise sales and the sale of carbonated soft drinks in the finished goods market) who hold comparable positions or have similar qualifications. In addition, such compensation takes into account the highly unusual roles and combinations of responsibilities undertaken by Triarc's executive officers, as well as their individual performance and contribution to the success of the Company. The Company has designed salary and incentive programs intended to attract exceptionally high-caliber executives and is committed to paying these same executives a substantial portion of their compensation based on the Company and business unit performance.

     To establish appropriate competitive frames of reference, the Company looks toward pay levels offered by leading-performance companies in the relevant markets for executive talent. The Company periodically assesses an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, compensation surveys and external compensation consultants. The Company's review of competitive compensation levels incorporates a case-by-case approach that considers each position's relative content, accountabilities and scope of responsibility. The Company also takes into account its businesses, current size and expected growth, expected contributions from specific executives and other similar factors. For senior executive corporate officers, this review includes an examination of pay data for comparable positions within the consumer products and food and beverage industries, as well as data for general industry companies (including diversified holding companies) and pay data for individuals with backgrounds comparable to such officers. Comparisons for senior unit officers were made to compensation rates for analogous positions in the consumer products and food and beverage industries and general industry, as appropriate to each unit's business, viewing each unit's senior executive officer as a senior executive officer of a stand alone company. The Compensation Committee paid particular attention to each position's specific mix and scope of responsibilities relative to those for the surveyed positions.

     The Compensation Committee is aware that companies selected for compensation comparison purposes differ from those used for relative stockholder return comparison purposes in this proxy statement's performance graph. The Compensation Committee believes stockholders' interests are best served by providing compensation necessary to attract needed exceptional executive talent from relevant labor markets and that, in many cases, this talent will be attracted from companies that are not included in the peer group index in the performance graph set forth below. The Compensation Committee believes this executive resources strategy will help enable the Company to exhibit attractive long-term stockholder returns.

     While the expected value of an executive's compensation package is set at a highly competitive level, each executive officer's pay package places a significant portion of pay at risk, and the actual value of the package will exceed or fall below this level depending on actual Company results. The Company is committed to the pay-for-performance philosophy and has implemented an Executive Compensation Program which ensures that stockholders receive performance-for-pay.

     Ensuring Incentive Compensation Varies With Performance. The Executive Compensation Program is designed to ensure that incentive compensation varies in a consistent and predictable manner with the financial and stock performance of the Company and/or its business units and strategic accomplishments. Awards paid under the Company's annual and long-term incentive plans will be tied to the Company's and its business units' short- and long-term financial performance, as well as the performance of the Company's stock price and strategic accomplishments of the Company.

     The Company's various incentive plans each serve slightly different purposes and, as such, employ different measures of performance and cover different periods of time. Accordingly, an executive officer's total compensation will not typically vary based on any single measure of Company or business unit performance over a particular period of time. However, in combination, these plans provide a powerful incentive -- focusing management attention on those measures important to stockholders and rewarding participants based on the Company's performance and their individual achievements.

     The Company also believes that effectively rewarding individual performance helps drive managers to contribute in ways that enhance the financial and stock performance of the Company and its various business units. Although the Executive Compensation Program provides compensation that varies with financial and stock price performance and strategic accomplishments, an executive officer's incentive awards may also be influenced by qualitative assessments of Company, business unit and individual performance, as appropriate. For all executive officers, these assessments are made by either the Compensation Committee or the Subcommittee, as appropriate.

     Overview of the Executive Compensation Program. The Executive Compensation Program is comprised of three principal elements: (i) the base salary program,
(ii) the annual incentive program and (iii) the long-term incentive program (consisting of the mid-term plans for certain subsidiary executive officers and key employees discussed below and restricted stock and option awards). Each of these is designed and administered with the explicit purpose of furthering the stockholders' interests by facilitating the employment of highly-talented executives and motivating them to achieve exceptional levels of performance. An overview of each of these elements and how each is intended to support stockholder interests is provided below.

          Base Salary Compensation. The Company's base salary program is intended to provide base salary levels that are competitive in the external market for executive talent and reflect an individual's ongoing performance. Base salaries are periodically adjusted based on the executive's performance, the Company's overall financial performance and expected salary increases in the market for executive talent.

     The Company believes the mix of elements in the Executive Compensation Program is appropriate, and will periodically review base salary levels, their relationship to the competitive market and to the other components of the program.

          Annual Incentive Compensation. The annual cash incentive plans for executive officers and key employees of the Company's principal business units (each an 'Annual Plan') provide competitive annual pay opportunities with amounts payable being linked to the Company's and/or business unit's annual financial performance, and to the individual's annual performance. Each Annual Plan sets annual incentive target awards at levels that are competitive in the context of the Company's total Executive Compensation Program, and the appropriate mix of variable and fixed compensation. Financial performance is assessed annually against pre-set financial and strategic objectives.

     Each such executive's or key employee's individual performance award is tied to performance measures most appropriate to his or her responsibilities. To reinforce the need for teamwork and focus attention on overall Company objectives, all participants have a significant portion of their award tied to corporate or unit financial performance, as defined by operating income and other measures selected at the outset of each plan year. For additional information regarding the Annual Plan, see 'Certain Employment Arrangements with Executive Officers -- Cash Incentive Plans,' below.

     In addition, annual incentives for the Company's executive officers (other than the Chairman and Chief Executive Officer and President and Chief Operating Officer) are determined by the Compensation Committee on a discretionary basis, based on interim and year-end reviews of performance relative to strategic and financial objectives and stock price growth.

     The Compensation Committee believes that the Annual Plan plays a critical role in the Company's ability to attract desired executives and motivate them toward aggressive levels of performance.

          Long-Term Incentive Compensation. The Company provides the executive officers and key employees of its principal business units with incentives linked to longer-term business unit and corporate performance through the 1993 Plan, the 1997 Plan, and, in the case of key employees of the Triarc Restaurant Group (Arby's), through a mid-term cash incentive plan (the 'Mid-Term Plan'). In addition, in August 1997, Triarc Beverage Holdings Corp. ('TBHC'), a wholly owned subsidiary of Triarc, adopted the TBHC Option Plan which provides for the grant of options to purchase shares of TBHC common stock. In 1997, grants were made under the TBHC Option Plan to executive officers and certain key employees of TBHC, including Michael Weinstein. Each of these plans is intended to provide competitive long-term incentive opportunities, enable participants to build significant wealth when meaningful stockholder wealth has been created, and link a significant portion of total pay to the Company's long-term stock performance and, as appropriate, to business unit longer-term financial performance and value.

     The Mid-Term Plan for executive officers and key employees of the Triarc Restaurant Group provides for cash awards to participants based on the unit's profit over a three-year period. A pool is created based upon the amount by which the unit's actual profit reaches or exceeds a targeted level. In addition, the Company is in the process of developing a mid-term plan for executive officers and key employees of Cable Car Beverage Corporation (which was acquired by Triarc in November 1997).

     The 1993 Plan, which expires by its terms on April 24, 1998, provides senior corporate and business unit managers and key employees, including the individuals named in the Summary Compensation Table below, with stock-based incentives. Similarly, the 1997 Plan provides incentives to non-officer key employees of the Company and key employees of the Company's subsidiaries. Although the 1993 Plan, the proposed 1998 Plan (which is intended to replace the 1993 Plan) and the 1997 Plan are generally designed to provide periodic grants of options on the Class A Common Stock, the 1993 Plan and the 1998 Plan also provide for the use of restricted stock awards. No restricted stock awards were made in respect of fiscal 1997. Overall, these plans are intended to provide competitive long-term incentive opportunities and tie long-term financial gain to increases in the Company's stock price.

     Other Executive Compensation. In addition, the Company provides executive officers with benefits and perquisites such as a 401(k) plan, health and life insurance benefits and, in certain cases, tax and financial planning advice. Overall, the Compensation Committee believes the provided levels of benefits and perquisites are necessary and, in combination with the previously mentioned compensation elements, facilitate the Company's ability to secure the needed executive talents.

     Adoption of CEO and COO Compensation Arrangements. In April 1993, the Compensation Committee adopted compensation arrangements for the Company's Chairman and Chief Executive Officer and President and Chief Operating Officer that included base salaries of $1 per year and incentive compensation on a discretionary basis. In addition, at that time, the Compensation Committee approved for such executives up-front stock option grants.

     In April 1994, the Compensation Committee approved, subject to approval by the stockholders of appropriate amendments to the 1993 Plan (which amendments were approved by Triarc's stockholders on June 9, 1994), grants for the Chairman and Chief Executive Officer and the President and Chief Operating Officer of 'performance stock options' for an aggregate of 3,500,000 shares of Class A Common Stock. These options were granted in lieu of base salary, annual performance bonus and long term compensation for a six-year period commencing April 1993. The options have an exercise price of $20.125 per share and will vest and become exercisable as follows: if the closing price of a share of Class A Common Stock is at least $27.1875 (approximately 135% of the exercise price) for 20 out of 30 consecutive trading days ending on or prior to March 30, 1999, each such option will vest and become exercisable as to one third of the shares subject to the option; if the closing price of a share of Class A Common Stock is at least $36.25 (approximately 180% of the exercise price) for 20 out of 30 consecutive trading days ending on or prior to March 30, 2000, each such option will vest and become exercisable as to one third of the shares subject to the option; and if the closing price of a share of Class A Common Stock is at least $45.3125 (approximately 225% of the exercise price) for 20 out of 30 consecutive trading days ending on or prior to March 30, 2001, the options will vest and become exercisable as to one third of the shares subject to the option. In addition to early vesting in the event such closing price levels are attained, each such option initially was to vest and become exercisable after 14 years and 6 months even if Class A Common Stock did not so appreciate and to have a term of 15 years from the date of grant. In March 1995, in order to meet certain requirements of the Securities and Exchange Commission necessary to obtain favorable accounting treatment with respect to the performance stock options, the Compensation Committee and the Board of Directors each unanimously approved (with Messrs. Peltz and May abstaining) amendments to the performance stock options granted to Messrs. Peltz and May, which amendments provided that (a) such options will vest in 9 years and 6 months, rather than 14 years and 6 months, if the closing price levels described above are not obtained and (b) such options will have a term of 10 years, rather than 15 years, from the date of grant. Additionally, the performance stock options that are exercisable immediately prior to termination of the optionee's employment remain exercisable after termination of the optionee's employment during the period of 90 days immediately following such termination, except upon termination for cause. Upon the optionee's death or permanent disability while employed by Triarc or upon the optionee's death during the 90 days following the optionee's termination of employment, the option becomes fully exercisable and, in the case of the optionee's death, remains exercisable until the earlier of one year after the optionee's death or the expiration of the option.

     Consistent with the discussion above, the Chairman and Chief Executive Officer and the President and Chief Operating Officer each received a base salary of $1 during fiscal 1997 and stock option grants (which are set forth in the Summary Compensation Table). During fiscal 1997 the Chairman and Chief Executive Officer and the President and Chief Operating Officer did not receive any annual incentive bonuses. The factors considered in determining the size of the performance stock option awards and the grants made with respect to fiscal 1997 to Messrs. Peltz and May were the stock option guidelines established for all participants in the 1993 Plan (see 'Grant of Equity-Based Incentives for Fiscal 1997,' below), as well as Messrs. Peltz's and May's respective performance and contribution to the Company. The Compensation Committee believes that the grants of stock options provide a meaningful and compelling incentive to the Chairman and Chief Executive Officer and the President and Chief Operating Officer to take actions that result in increases in stockholder value.

     The Omnibus Budget Reconciliation Act of 1993 (the 'Tax Act') included a provision (Section 162(m)) which may preclude a publicly held corporation from deducting annual compensation in excess of $1,000,000 paid to certain of its highly compensated officers. There are, however, certain exceptions for qualified performance based compensation (including stock options and stock appreciation rights) if certain conditions are met. Although the Company intended that the 'performance stock options' granted to the Chairman and Chief Executive Officer and the President and Chief Operating Officer satisfy these conditions, there can be no assurance that they do satisfy such conditions. The Compensation Committee is convinced that the performance incentive provided by the performance stock options is in the stockholders' best interest, irrespective of their treatment under the Tax Act.

     Bonuses for Fiscal 1997. The Compensation Committee reviewed the fiscal 1997 performance of executive officers (other than the Chairman and Chief Executive Officer and the President and Chief Operating Officer) and approved bonuses for such executives. The bonuses primarily reflected individual qualitative executive contributions based upon the level of the executive's responsibilities, the efficiency and effectiveness with which the executive oversaw the matters under such executive's supervision, and the degree to which such executive contributed to the accomplishment of the Company's goals. Since these officers have overall corporate policy-making and administrative responsibilities, and do not directly oversee principal operating units of the Company, the Compensation Committee's assessment of these executives relates generally to their performance and accomplishment of personal goals and the Company's achievements as a whole. In 1997, the Company had major strategic, financial and stock price appreciation accomplishments. These accomplishments had a significant impact on the assessment of the annual incentive compensation for all of the Company's executive officers (other than the Chairman and Chief Executive Officer and President and Chief Operating Officer). The Compensation Committee considered a variety of factors, including these accomplishments, in making its compensation decisions and no specific weighting was assigned to any one of those factors or those accomplishments over others in determining bonuses paid to the executive officers with respect to fiscal 1997.

     Grant of Equity-Based Incentives for Fiscal 1997. The Subcommittee approved stock option grants under the 1993 Plan and the TBHC Option Plan (with respect to Mr. Weinstein) in respect of fiscal 1997 performance to selected corporate and business unit managers because the Subcommittee determined that it was in the best interest of stockholders to provide significant equity incentives to the Company's management team. Accordingly, on December 12, 1997, the Subcommittee awarded stock options under the 1993 Plan with an exercise price equal to the closing price of Triarc's Class A Common Stock on the New York Stock Exchange on such date. These stock options will vest one-third per year on each of the first, second and third anniversaries of the date of grant and will expire on the tenth anniversary of the date of grant. In addition, on August 19, 1997, the Subcommittee approved stock option grants under the TBHC Option Plan to executive officers and certain key employees of TBHC (including Mr. Weinstein). In light of the fact that TBHC is a wholly owned subsidiary of the Company and there is no public market for TBHC common stock, these grants were made at the fair market value of $147.30 as determined by an independent third-party appraiser. One-third of these initial grants will vest on each of July 1, 1999, 2000 and 2001, and such options will expire on the tenth anniversary of the date of grant. The option grants to named executive officers under the 1993 Plan and the TBHC Option Plan (with respect to Mr. Weinstein) are included in the Summary Compensation Table below. Such awards were made after a review of the exercise prices, numbers and dates of their previous option awards and the option awards made to other executive officers. Although there are no precise targets with respect to the number of stock options, the Subcommittee believes that the higher the level of an executive's responsibilities, the larger the stock based component of his compensation should be, and that compensation based on stock performance should be paid via stock based compensation.

     Weinstein Employment Agreement and TBHC Option Grants. Following the reorganization of the Triarc Beverage Group and the acquisition of Snapple, Mr. Weinstein's employment agreement was amended and restated. In consideration of Mr. Weinstein's added responsibilities in connection with the reorganization of the Triarc Beverage Group, the acquisition of Snapple and the cancellation of certain stock appreciation rights with respect to shares of Mistic common stock, Mr. Weinstein received stock options under the TBHC Option Plan and is entitled to receive a cash payment in January 2000. For additional information, see 'Certain Employment Arrangements with Executive Officers -- Michael Weinstein' and ' -- Mistic SARs.' The Compensation Committee approved the terms of the new employment agreement and the Subcommittee approved the grant of stock options to Mr. Weinstein under the TBHC Option Plan.

     Section 162(m) Considerations. The Company's general policy is to award equity compensation to individuals pursuant to plans that satisfy the requirements of Section 162(m) of the Code. Nevertheless, each of the Compensation Committee and Subcommittee believes it is important to maintain the discretion to authorize compensation that does not satisfy the requirements of
Section 162(m). In addition, certain plans permit the granting of options by the Compensation Committee or the Subcommittee with an exercise price of less than 'fair market value' and such grants have been made, even though such grants do not satisfy the requirements of Section 162(m). The Company anticipates that of the compensation paid to executive officers with respect to fiscal 1997, all but approximately $430,000 of non-cash compensation will qualify for income tax deductibility under Section 162(m).

     Summary. The Compensation Committee believes the Executive Compensation Program, through the Compensation Committee's administration of the elements of the program, will help ensure the Company's ability to retain, motivate and attract the executive resources required to maximize stockholder returns. The Company's competitive pay philosophy facilitates the employment of talented executives. The emphasis on variable pay and the link to both short- and long-term results, as well as financial and stock performance, links this competitive pay to critical measures of Company performance. In combination, all these elements act in the best interests of the Company's stockholders.

The Compensation Committee                          Performance Compensation Subcommittee
  David E. Schwab II, Chairman                        David E. Schwab II, Chairman
  Clive Chajet                                        Clive Chajet
  Joseph A. Levato                                    Raymond S. Troubh
  Raymond S. Troubh

INTRODUCTION TO SUMMARY COMPENSATION TABLE

     The Summary Compensation Table sets forth salary of, cash bonus awards as well as non-cash awards granted under the 1993 Plan and the TBHC Option Plan with respect to the year ended December 31, 1995, the year ended December 31, 1996 and the fiscal year ended December 28, 1997 to, Triarc's Chairman and Chief Executive Officer, President and Chief Operating Officer and to four of the other executive officers of Triarc who constituted Triarc's most highly compensated executive officers during fiscal 1997.

     Messrs. Peltz and May serve as directors and officers of Triarc and several of its subsidiaries, and Messrs. Barnes, Kogan and Schorr serve as officers of Triarc and officers and directors of several of its subsidiaries. All compensation set forth in the Summary Compensation Table for Messrs. Peltz, May, Barnes, Kogan and Schorr was paid by Triarc and represents amounts paid for services rendered to Triarc and its subsidiaries, except that Mr. Barnes was employed by, and substantially all of his compensation was paid by, Graniteville Company until it was sold by the Company in April 1996. Mr. Weinstein serves as a director and officer of TBHC and certain of its subsidiaries (including Snapple and Mistic). All compensation set forth in the Summary Compensation Table for Mr. Weinstein was paid by subsidiaries of TBHC for services rendered to the Triarc Beverage Group, other than $56,250 paid by Triarc with respect to 1996 which is included in 'Annual Compensation -- Bonus.' All non-cash awards granted to any Named Officer were made by Triarc except for certain awards made to Mr. Weinstein. Additional information with respect to the compensation arrangements for the Chairman and Chief Executive Officer and the Named Officers is set forth below under 'Certain Employment Arrangements with Executive Officers.' No restricted stock awards were made to any of the Named Officers during 1995, 1996, or fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION
                                 ---------------------------------------------------
                                                                      OTHER ANNUAL
 NAME AND PRINCIPAL POSITION      PERIOD     SALARY($)  BONUS($)     COMPENSATION($)
------------------------------   ---------   ---------  ---------    ---------------
Nelson Peltz .................       1997           1      --             429,872(8)
  Chairman and Chief Executive       1996           1   2,000,000(2)      339,490(8)
  Officer of Triarc                  1995           1      --             839,923(9)

Peter W. May .................       1997           1      --             153,288(10)
  President and Chief                1996           1   1,000,000(2)      164,469(10)
  Operating Officer of Triarc        1995           1      --              53,310(10)

Michael Weinstein ............       1997     458,333   2,250,000(3)             (11)
  Chief Executive Officer of         1996     275,000     125,000                (11)
  Triarc Beverage Group              1995      98,557      50,000                (11)

John L. Barnes, Jr.  .........       1997     300,000     650,000(4)             (11)
  Executive Vice President and       1996     271,554     970,000(5)      269,893(12)
  Chief Financial Officer of         1995     186,030     100,000                (11)
  Triarc

Eric D. Kogan ................       1997     250,000     700,000(4)             (11)
  Executive Vice President --        1996     250,000     450,000(6)             (11)
  Corporate Development of           1995     100,000     300,000                (11)
  Triarc

Brian L. Schorr ..............       1997     312,500     650,000(4)(7)          (11)
  Executive Vice President and       1996     312,500     450,000(6)             (11)
  General Counsel of Triarc          1995     312,500     275,000                (11)

                                              LONG TERM COMPENSATION
                                 -------------------------------------------------
                                       AWARDS          PAYOUTS
                                 ------------------   ----------
                                     SECURITIES
                                     UNDERLYING          LTIP         ALL OTHER
 NAME AND PRINCIPAL POSITION     OPTIONS/SARS(#)(1)   PAYOUTS($)   COMPENSATION($)
------------------------------   ------------------   ----------   ---------------
Nelson Peltz .................          150,000          --             --
  Chairman and Chief Executive          175,000          --             --
  Officer of Triarc                     150,000          --             --

Peter W. May .................          100,000          --             --
  President and Chief                   125,000          --             --
  Operating Officer of Triarc           100,000          --             --

Michael Weinstein ............           21,000(13)      --             4,000(14)
  Chief Executive Officer of             25,000          --             3,750(14)
  Triarc Beverage Group                  20,000(13)      --             --

John L. Barnes, Jr.  .........           50,000          --             6,400(14)
  Executive Vice President and          150,000          28,667         8,187(15)
  Chief Financial Officer of             20,000          --             5,526(15)
  Triarc

Eric D. Kogan ................           50,000          --             6,400(14)
  Executive Vice President --           150,000          69,000         5,250(14)
  Corporate Development of               30,000          --             4,067(14)
  Triarc

Brian L. Schorr ..............           50,000          --            10,387(16)
  Executive Vice President and          120,000          57,500         7,115(16)
  General Counsel of Triarc              30,000          --             4,188(16)

------------

 (1) Except as otherwise noted, all stock option grants were made pursuant to the 1993 Plan.

 (2) Represents special bonuses paid to Messrs. Peltz and May in connection with the completion of certain transactions. Mr. Peltz' bonus was paid one-half in August 1996 and one-half in March 1997.

 (3) Includes, as consideration for Mr. Weinstein's added responsibilities in connection with the reorganization of the Triarc Beverage Group, the acquisition of Snapple and the cancellation of certain stock appreciation rights with respect to shares of Mistic common stock, a special payment of $2,000,000 that Mr. Weinstein is eligible to receive, subject to vesting, on January 2, 2000. Of such amount, $1,000,000 vested as of July 1, 1997, $333,333 vested on January 2, 1998 and $333,333 will vest on each of January 2, 1999 and 2000. For additional information, see 'Certain Employment Arrangements with Executive Officers -- Michael Weinstein.'

 (4) Includes special bonuses paid to each of Messrs. Barnes, Kogan and Schorr in connection with the completion of certain transactions.

 (5) Includes a one-time special payment of $890,000 paid in 1996 to Mr. Barnes in his capacity as Executive Vice President and Chief Financial Officer of the Company's textile business in connection with the sale of such business in April 1996. In March 1997, Mr. Barnes chose to receive additional stock options instead of a cash bonus that might otherwise have been granted to him at that time with respect to fiscal 1996. Such stock options are included under the heading 'Long Term Compensation -- Securities Underlying Options/SARs.'

 (6) Includes special bonuses paid to each of Messrs. Kogan and Schorr in 1996 in connection with the completion of certain transactions. In March 1997, each of Messrs. Kogan and Schorr chose to receive additional stock options instead of a cash bonus that might otherwise have been granted to

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     them at that time with respect to fiscal 1996. Such stock options are included under the heading 'Long Term Compensation -- Securities Underlying Options/SARs.'

 (7) Such amount constitutes Mr. Schorr's aggregate bonus with respect to fiscal 1997, $600,000 of which was paid in January 1998 as an advance against such bonus, with the balance being paid in March 1998.

 (8) Includes imputed income of $233,856 and $225,668 arising out of the use of corporate aircraft in fiscal 1997 and 1996, respectively.

 (9) Includes relocation costs of $785,000.

(10) Includes imputed income of $85,841 and $98,729 arising out of the use of corporate aircraft in fiscal 1997 and 1996, respectively, and fees of $40,000 paid by Triarc on behalf of Mr. May for tax and financial planning services in each of fiscal 1997, 1996 and 1995.

(11) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported under the headings of 'Salary' and 'Bonus.'

(12) Includes a severance payment of $111,500 made to Mr. Barnes in his capacity as Executive Vice President and Chief Financial Officer of the Company's textile business in connection with the sale of such business in April 1996, and relocation related costs of $154,018.

(13) The grant of 21,000 options to Mr. Weinstein with respect to fiscal 1997 was made pursuant to the TBHC Option Plan. In 1995 Mr. Weinstein also received stock appreciation rights with respect to shares of Mistic common stock which were canceled in 1997. See 'Certain Employment Arrangements with Executive Officers -- Michael Weinstein.'

(14) Represents amounts contributed to 401(k) plan by Triarc (Mistic, in the case of Mr. Weinstein) on behalf of the Named Officer.

(15) Represents amounts contributed to 401(k) plan by Triarc of $5,250 for 1996 and by Graniteville Company of $2,937 and $5,526 in 1996 and 1995, respectively.

(16) Includes $6,400, $3,128 and $3,128 contributed to 401(k) plan by Triarc on behalf of Mr. Schorr in fiscal 1997, 1996 and 1995, respectively, and $3,987, $3,987 and $1,060 of other compensation paid by Triarc in an amount equal to premiums for term life insurance in fiscal 1997, 1996 and 1995, respectively.

CERTAIN EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

     Nelson Peltz and Peter W. May. Since April 1993, Nelson Peltz and Peter W. May have been serving Triarc as its Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively, and each of them currently is receiving an annual base salary of $1.00. In addition, Messrs. Peltz and May participate in the incentive compensation and welfare and benefit plans made available to Triarc's corporate officers. See 'Report of the Compensation Committee -- Adoption of CEO and COO Compensation Arrangements' above.

     Michael Weinstein. Mistic entered into an employment agreement with Michael Weinstein, effective as of August 9, 1995, providing for Mr. Weinstein's employment as Chief Executive Officer of Mistic. Following the reorganization of the Triarc Beverage Group and the acquisition of Snapple, an amended and restated employment agreement was entered into, effective as of June 1, 1997 (the 'Weinstein Employment Agreement'), by and among Snapple, Mistic and Mr. Weinstein. The Weinstein

Employment Agreement provides that Mr. Weinstein will serve as the Chief Executive Officer of Snapple, TBHC, Mistic and Royal Crown Company, Inc. The term of employment will continue until January 2, 2000 (unless otherwise terminated as provided in the Weinstein Employment Agreement), subject to automatic renewal for additional one year periods unless either Mr. Weinstein or Snapple elect, upon 180 days' notice, not to renew. Pursuant to the Weinstein Employment Agreement, Mr. Weinstein receives an annual base salary of $500,000, and is eligible to receive an annual cash incentive bonus and future grants of options to purchase shares of Class A Common Stock. In addition, the Weinstein SARs (as defined below) granted to Mr. Weinstein under his August 1995 employment agreement were canceled effective June 1, 1997 pursuant to the terms of the Weinstein Employment Agreement. For a description of the Weinstein SARs, see ' -- Mistic SARs,' below. The Weinstein Employment Agreement also provides that, in consideration of Mr. Weinstein's added responsibilities in connection with the reorganization of the Triarc Beverage Group, the acquisition of Snapple and the cancellation of the Weinstein SARs, Mr. Weinstein will receive a special payment (the 'Special Payment') in the aggregate amount of $2,000,000, subject to vesting, on January 2, 2000. One million dollars ($1,000,000) of the Special Payment vested as of July 1, 1997, $333,333 vested on January 2, 1998, and $333,333 will vest on each of January 2, 1999 and 2000. If Mr. Weinstein voluntarily leaves the employment of Snapple during the term of the Weinstein Employment Agreement, or upon his death or termination of employment due to disability, he will be entitled to receive on January 2, 2000 only that portion of the Special Payment that has vested at the time of termination, death or disability. If Mr. Weinstein's employment is terminated by Snapple for 'good cause,' the Special Payment is forfeited in its entirety (whether vested or not). In the event Snapple terminates Mr. Weinstein's employment without good cause, the Weinstein Employment Agreement provides that Mr. Weinstein will receive an amount equal to the sum of (i) the greater of (x) his base salary for one year and (y) the entire amount of base salary that would be payable to Mr. Weinstein under the Weinstein Employment Agreement through the last day of the then current term, plus any earned but unpaid base salary, vacation or annual bonus in respect of a prior year owing to Mr. Weinstein accrued prior to the termination, (ii) Mr. Weinstein's annual bonus for the year in which such termination occurs, and (iii) the full amount of the Special Payment. The Weinstein Employment Agreement further provides that in the event of a 'change in control' (as defined therein), Mr. Weinstein may terminate his employment with Snapple within twelve months following such change in control (so long as such termination results from any substantial diminution of Mr. Weinstein's title, duties, or responsibilities, or any material reduction in compensation) and receive the same payments that he would have been entitled to receive had his employment been terminated without good cause.

     John L. Barnes, Jr. The Company entered into an employment agreement dated as of April 29, 1996 with John L. Barnes, Jr. (the 'Barnes Employment Agreement') providing for the employment of Mr. Barnes as a Senior Vice President of the Company for a three year term (unless otherwise terminated as provided therein) ending April 28, 1999. Mr. Barnes was promoted to Executive Vice President effective March 10, 1998. Pursuant to the Barnes Employment Agreement, Mr. Barnes was named Chief Financial Officer of Triarc in August 1996. Mr. Barnes receives an annual base salary of $300,000 per year, subject to increase but not decrease from time to time. In addition, Mr. Barnes is eligible to receive annual cash bonuses and stock option awards on a basis comparable to other senior executives of the Company. In the event Mr. Barnes' employment with the Company is terminated prior to April 28, 1999 without good cause, the Barnes Employment Agreement provides that the Company shall pay Mr. Barnes (i) a lump sum within thirty days of the date of his termination equal to one-half of his then current base salary that would otherwise have been payable to him through April 28, 1999, and

(ii) commencing six months after the date of his termination a sum equal to one-half of his annual base salary in effect on the date of termination that would otherwise have been paid to him from the date of termination through April 28, 1999 (such amount to be payable semi-monthly through April 28, 1999). Mr. Barnes will also be reimbursed for any loss on the sale of his home (up to $150,000) and he will be eligible for certain relocation expenses in the event his employment is terminated without cause or Triarc does not renew the Barnes Employment Agreement at the end of its term. In addition, if Mr. Barnes' employment is terminated without cause each stock option granted to him which has not vested as of the termination date shall vest immediately as of such date and each stock option which had vested prior to or as of the termination date may be exercised by Mr. Barnes within the earlier of one year or on the date on which such option expires. The Barnes Employment Agreement further provides that in the event of a 'change of control' (as defined therein), Triarc is obligated to employ Mr. Barnes as an Executive Vice President, and he is obligated to accept and continue in the employment thereunder until the first anniversary of such change in control. Mr. Barnes has the right to resign as an officer and employee of Triarc effective as of the first anniversary of the change of control by giving written notice to the Company not less than thirty days before such date and receive payments and other benefits as to which he would have been entitled had Triarc terminated his employment without good cause.

     Brian L. Schorr. On June 29, 1994, Triarc and Brian L. Schorr entered into an employment agreement (the 'Schorr Employment Agreement'), providing for employment of Brian L. Schorr as Executive Vice President and General Counsel of Triarc having an initial term which expires on June 28, 1999, with an automatic one year renewal unless not later than June 28, 1998 either party notifies the other that it does not wish to have the term extended. The Schorr Employment Agreement provides for an annual base salary of $312,500, which is subject to increase, but not decrease. Mr. Schorr is also eligible to receive annual incentive bonuses. The Schorr Employment Agreement also provides that if Mr. Schorr dies during the term of the agreement, his legal representative will be entitled to receive an amount calculated at an annual rate equal to the sum of
(i) Mr. Schorr's then current base salary plus (ii) $250,000 (such aggregate amount is collectively referred to as the 'Base Amount') for the remaining term of the agreement, if Triarc is able to procure, at a reasonable rate, term insurance on Mr. Schorr's life to pay such obligation, or if Triarc is not able to procure such insurance, an amount calculated at the annual rate of the Base Amount for the three-month period following Mr. Schorr's death. Triarc obtained such insurance to fund this obligation at an annual premium of approximately $3,000. Triarc has transferred ownership of such insurance policy to a trust established by Mr. Schorr and Mr. Schorr has, under certain circumstances, given up his right to have Triarc pay the Base Amount after his death. Pursuant to the Schorr Employment Agreement, if Mr. Schorr's employment terminates for any reason other than cause (as defined in the Schorr Employment Agreement), options and restricted stock awards previously granted to Mr. Schorr will immediately vest in their entirety and remain exercisable for a period of one year following the date of such termination. The Schorr Employment Agreement also provides that if Triarc terminates Mr. Schorr's employment without cause, Mr. Schorr will receive a lump sum payment (discounted to present value) in an amount equal to
(i) all base salary amounts due for the year of termination and for each remaining year of the Schorr Employment plus (ii) an amount equal to the number of years to the end of the Schorr Employment Agreement multiplied by $250,000. The Schorr Employment Agreement further provides that at the option of Mr. Schorr, the Schorr Employment Agreement shall be deemed to have been terminated by Triarc without cause following a 'change in control' (as defined therein).

     CASH INCENTIVE PLANS

     The Triarc Beverage Group and the Triarc Restaurant Group have annual cash incentive plans (each, an 'Annual Incentive Plan') and the Triarc Restaurant Group has a mid-term cash incentive plan (the 'Mid-Term Incentive Plan') for executive officers and key employees. In addition, the Company is in the process of developing a mid-term incentive plan for executive officers and key employees of Cable Car Beverage Corporation (which was acquired by the Company in November
1997).

     Each Annual Incentive Plan is designed to provide annual incentive awards to participants, with amounts payable being linked to whether the applicable company has met certain pre-determined financial goals and the performance of the participant during the preceding year. Under each Annual Incentive Plan, participants may receive awards of a specified percentage of their then current base salaries, which percentage varies depending upon the level of seniority and responsibility of the participant. Such percentage is set by the company's management in consultation with management of Triarc. The board of directors of each company, in consultation with management of Triarc and the Compensation Committee of the Triarc Board of Directors, may elect to adjust awards on a discretionary basis to reflect the relative individual contribution of the executive or key employee, to evaluate the 'quality' of the company's earnings or to take into account external factors that affect performance results. The board of directors of each company may also decide that multiple performance objectives related to the company's and/or the individual's performance may be appropriate and in such event, such factors would be weighted in order to determine the amount of the annual incentive awards. Each Annual Incentive Plan is administered by the respective company's board of directors and Triarc's management and may be amended or terminated at any time.

     Under the Mid-Term Incentive Plan, incentive awards are granted to participants if the Triarc Restaurant Group achieves an agreed upon profit over a three year performance cycle. During each plan year, an amount is accrued for each participant based upon the amount by which the company's profit for such year exceeds a certain minimum return. A new three-year performance cycle begins each year, such that after the third year the annual cash amount paid to participants pursuant to the Mid-Term Incentive Plan should equal the target award if the Triarc Restaurant Group's profit goals have been achieved for the full three-year cycle. Except as may otherwise be set forth in a participant's employment agreement, the board of directors of the Triarc Restaurant Group, together with Triarc's management and the Compensation Committee of Triarc's Board of Directors, may adjust an individual's award, upward or downward, based upon an assessment of the individual's relative contribution to the company's longer-term profit performance. The Mid-Term Incentive Plan may be amended or terminated at any time.

     From time to time, the Compensation Committee of the Triarc Board may award discretionary bonuses based on performance to certain executive officers. The amounts of such bonuses will be based on the Compensation Committee's evaluation of each such individual's contribution.

     1993 EQUITY PARTICIPATION PLAN

     The 1993 Plan, which expires on April 24, 1998, provides for the grant of options to purchase Class A Common Stock (including performance stock options, which are described in 'Report of the Compensation Committee -- Adoption of CEO and COO Compensation Arrangements' above), stock appreciation rights ('SARs'), restricted shares of Class A Common Stock and, to non-employee directors of Triarc, at their option, shares of Class A Common Stock in lieu of annual retainer fees and/or Board of Directors or committee meeting attendance fees that would otherwise be payable in cash. Directors, selected officers and key employees of, and key consultants to, Triarc and its subsidiaries are eligible to participate in the 1993 Plan. A maximum of 10,000,000 shares of Class A Common Stock (subject to certain adjustments) are authorized to be delivered by the Company pursuant to options, SARs and restricted shares granted under the 1993 Plan.

     As of March 25, 1998, there were 24,434 shares of Class A Common Stock available for future grants under 1993 Plan. The plan is administered by the Performance Compensation Subcommittee of the Triarc Board. The 1993 Plan was adopted on April 24, 1993, amended and restated on July 22, 1993, and, as amended and restated, was approved by Triarc's stockholders on October 27, 1993. The 1993 Plan was also amended on April 19, 1994, with further amendments which were approved by Triarc's stockholders on June 9, 1994 and on June 8, 1995. In addition, the 1993 Plan was amended by the Triarc Board during 1995, 1996 and 1997, which amendments did not require stockholder approval.

     TRIARC BEVERAGE HOLDINGS CORP. 1997 STOCK OPTION PLAN

     The TBHC Option Plan was approved by the Board of Directors of TBHC and by the Performance Compensation Subcommittee on August 19, 1997 and provides for the grant of options to acquire common stock of TBHC, a wholly owned subsidiary of the Company. Key employees, officers, directors and consultants of TBHC and its subsidiaries and affiliates, and of Triarc and its other subsidiaries and affiliates, are eligible to participate in the TBHC Plan. A maximum of 150,000 shares of TBHC common stock (subject to certain adjustments) are authorized to be delivered by TBHC pursuant to options granted under the plan, representing 15% of the outstanding shares of TBHC common stock determined on a fully-diluted basis. As of March 25, 1998, options to acquire 76,250 shares of TBHC common stock had been awarded under the TBHC Option Plan. The TBHC Option Plan is administered by the Performance Compensation Subcommittee. The term during which options may be granted under the TBHC Option Plan expires on August 18, 2007.

     1997 EQUITY PARTICIPATION PLAN

     The 1997 Plan was approved by the Executive Committee of the Board of Directors on December 11, 1997 and provides for the granting of stock options to purchase shares of Class A Common Stock. Participants in the 1997 Plan are limited to selected key employees and consultants of Triarc, its subsidiaries and affiliates who are important to the success and growth of the Company, its subsidiaries and affiliates, but who are not 'directors,' 'executive officers' or 'officers' of Triarc. A total of 500,000 shares of Class A Common Stock are reserved for issuance under the 1997 Plan and as of March 25, 1998, options to acquire a total of 283,250 shares of Class A Common Stock had been awarded under the 1997 Plan. The 1997 Plan, which is not subject to stockholder approval, is administered by the Compensation Committee of the Board of Directors. The term during which options may be granted under the 1997 Plan expires on December 11, 2002.

     MISTIC SARS

     In August 1995, Mistic granted stock appreciation rights with respect to shares of its common stock to Mr. Weinstein (the 'Weinstein SARs'), another executive officer of Mistic (together with the Weinstein SARs, the 'Employee SARs'), and the syndicating lending bank of Mistic (the 'Bank SARs' and together with the Employee SARs, the 'Mistic SARs'). The Employee SARs and the Bank SARs represented the equivalent of 9.7% and 3%, respectively, of Mistic's then outstanding common stock plus the equivalent shares represented by the Mistic SARs. The Mistic SARs provided for appreciation in the per-share value of Mistic's common stock above a base price of $26,637 per share. One-third of the Employee SARs vested over time (through January 1, 1998) and two-thirds vested over a three year period to the extent Mistic achieved certain performance targets during such period. In addition, the Employee SARs would vest immediately and in their entirety in the event of the respective executive's death, continued illness or termination of employment without good cause. The Employee SARs were exercisable at any time after vesting but prior to the tenth anniversary of the date of grant, provided that if the officers were terminated by Mistic for good cause the Employee SARs were forfeited (whether vested or not). The Bank SARs, which vested immediately, were repurchased for an aggregate of $492,000 in connection with the acquisition of Snapple and the refinancing of Mistic's bank facility in May 1997. Following the reorganization of the Triarc Beverage Group and the acquisition of Snapple, the Employee SARs were canceled effective June 1, 1997. For additional information, see 'Certain Employment Arrangements with Executive Officers -- Michael Weinstein' and 'Report of the Compensation Committee and Performance Compensation Subcommittee -- Weinstein Employment Agreement and TBHC Option Grants.'

     OPTIONS GRANTED IN FISCAL 1997

     The following table sets forth certain information with respect to options to purchase shares of Class A Common Stock granted to the Named Officers (and, in the case of Mr. Weinstein, options to purchase shares of TBHC common stock) in the fiscal year ended December 28, 1997. No tandem or freestanding SARs were granted to any of the Named Officers, and no stock options were exercised by any Named Officer during fiscal 1997. The grants expiring in March 2007 were made with respect to fiscal 1996 while the other grants listed were made with respect to fiscal 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                                     GRANT DATE
                                                                      INDIVIDUAL GRANTS                                VALUE
                                            ---------------------------------------------------------------------    ----------
                                              NUMBER OF                 % OF TOTAL
                                              SECURITIES               OPTIONS/SARS       EXERCISE                   GRANT DATE
                                              UNDERLYING                GRANTED TO         OR BASE                    PRESENT
                                             OPTIONS/SARS              EMPLOYEES IN         PRICE      EXPIRATION      VALUE
                  NAME                      GRANTED(#)(1)             FISCAL YEAR(2)       ($/SH)         DATE         ($)(3)
                  ----                      --------------          ------------------    ---------       ----       ----------

Nelson Peltz.............................       150,000                      6.3%         $ 23.3125     12/12/07     $1,832,235
                                                175,000(4)                   7.4%         $ 12.54       03/20/07     $1,513,033
Peter W. May.............................       100,000                      4.2%         $ 23.3125     12/12/07     $1,221,490
                                                125,000(4)                   5.3%         $ 12.54       03/20/07     $1,080,738
Michael Weinstein........................        25,000(4)                   1.1%         $ 12.54       03/20/07     $  216,148
                                                 21,000(5)                  27.5%(5)      $147.30       08/19/07     $1,067,052
John L. Barnes, Jr. .....................        50,000                      2.1%         $ 23.3125     12/12/07     $  610,745
                                                120,000(4)                   5.0%         $ 12.54       03/20/07     $1,037,508
Eric D. Kogan............................        50,000                      2.1%         $ 23.3125     12/12/07     $  610,745
                                                150,000(4)                   6.3%         $ 12.54       03/20/07     $1,296,885
Brian L. Schorr..........................        50,000                      2.1%         $ 23.3125     12/12/07     $  610,745
                                                120,000(4)                   5.0%         $ 12.54       03/20/07     $1,037,508

------------

(1) Except as otherwise noted, all options granted to Named Officers during 1997 were granted under the 1993 Plan. One-third of the options granted under the 1993 Plan will vest on each of the first, second and third anniversaries of the date of grant and the options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant. The option agreements

                                              (footnotes continued on next page)

(footnotes continued from previous page)

    evidencing options to purchase shares of Class A Common Stock awarded to directors of Triarc, the Chairman and Chief Executive Officer, the President and Chief Operating Officer, and all officers of Triarc at the level of Senior Vice President provide that the options may be transferred by the optionee pursuant to a domestic relations order or to certain permitted transferees.

(2) Except as otherwise noted, the percentages are based on the aggregate number of options granted in fiscal 1997 to purchase Class A Common Stock. Of the 2,377,432 options to purchase Class A Common Stock granted in fiscal 1997, options to purchase 1,227,000 shares were granted March 20, 1997 with respect to fiscal 1996.

(3) These values were calculated using a Black-Scholes option pricing model. The actual value, if any, that an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the options are exercised, and no assurance exists that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The following assumptions were used to calculate the present value of the option grants with respect to Class A Common Stock:
       (a) assumed option term of seven years;
       (b) stock price volatility factors of 0.4007 and 0.4048 for the March 20, 1997 and December 12, 1997 grants, respectively;
       (c) annual discount rates of 6.72% and 5.76% for the March 20, 1997 and December 12, 1997 grants, respectively;
       (d) no dividend payment; and
       (e) 3% discount to Black-Scholes ratio for each year an option remains unvested.

   The assumptions used to calculate the present value of the August 19, 1997 option grant to Mr. Weinstein under the TBHC Option Plan were the same as those discussed above except that a stock price volatility factor of .0001 and an annual discount rate of 6.23% were used. The exercise price reflects the fair market value of the TBHC common stock on the date of grant as determined by an independent third-party appraiser, and the volatility factor reflects the fact that, as a privately held subsidiary, the TBHC common stock does not have a public trading market.

(4) These options were granted on March 20, 1997 in respect of fiscal 1996 and have an exercise price of $12.54 which is equal to 85% of the closing price of Class A Common Stock on the NYSE on the date of grant.

(5) These options consist of options to purchase shares of TBHC common stock which were granted to Mr. Weinstein under the TBHC Option Plan. One-third of such options will vest on each of July 1, 1999, 2000 and 2001, and such options will be exercisable at any time between the date of vesting and the tenth anniversary of the date of grant. The percentage is based on the aggregate number of options granted in fiscal 1997 to purchase shares of TBHC common stock.

     OPTION VALUES AT END OF FISCAL 1997

     The following table sets forth certain information concerning the value at December 28, 1997 of unexercised in-the-money options to purchase shares of Class A Common Stock and shares of TBHC common stock granted to the Named Officers outstanding as of the end of fiscal 1997.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                      NUMBER OF
                                                                                     SECURITIES                VALUE OF
                                                                                     UNDERLYING               UNEXERCISED
                                                                                     UNEXERCISED             IN-THE-MONEY
                                                                                       OPTIONS                  OPTIONS
                                                                                      AT FISCAL                AT FISCAL
                                                   SHARES                               YEAR                   YEAR-END
                                                  ACQUIRED                           END 1997(#)              1997($)(1)
                                                     ON             VALUE           EXERCISABLE/             EXERCISABLE/
                    NAME                          EXERCISE        REALIZED          UNEXERCISABLE            UNEXERCISABLE
                    ----                        ------------     -----------        -------------            -------------

Nelson Peltz.................................        -0-             -0-         1,015,000/2,475,000    11,691,250/18,983,625
Peter W. May.................................        -0-             -0-           676,666/1,658,334     7,794,155/12,778,345
Michael Weinstein
    Triarc Options...........................        -0-             -0-             3,334/  41,666         57,095/  602,530
    TBHC Options.............................        -0-             -0-               -0-/  21,000            -0-/      -0-
John L. Barnes, Jr. .........................        -0-             -0-            55,000/ 205,000        739,173/ 2,421,652
Eric D. Kogan................................        -0-             -0-            69,000/ 210,000        852,250/ 2,574,625
Brian L. Schorr..............................        -0-             -0-           115,000/ 180,000      1,535,000/ 2,133,325

------------

(1) On December 28, 1997, the closing price of the Class A Common Stock on the New York Stock Exchange was $27.25 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Levato was appointed to the Compensation Committee of the Board of Directors in June 1997. Mr. Levato has been a director of the Company since June 1996 and retired as Executive Vice President and Chief Financial Officer of the Company in August 1996. Mr. Levato is not a member of the Performance Compensation Subcommittee.

STOCK PRICE PERFORMANCE GRAPH

                             TRIARC COMPANIES, INC.
                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN:
               TRIARC VS. S&P 500 INDEX, S&P SMALL CAP 600 INDEX
                     & S&P DIVERSIFIED MANUFACTURING INDEX

     The following graph compares the cumulative five-year total return of Triarc's Class A Common Stock with the S&P 500 Index, the S&P Small Cap 600 Index (the 'New Peer Group') and the S&P Diversified Manufacturing Index (the 'Old Peer Group'). In light of the disposition by Triarc of its wholly-owned industrial businesses (including the sale of Graniteville Company in April 1996 and C.H. Patrick & Co., Inc. in December 1997) and the Company's focus as a consumer products company (beverages and restaurants), the performance of the Old Peer Group is provided for comparative purposes pursuant to the SEC's rules and will not be provided in the future. The New Peer Group has been selected because the Company does not believe it can reasonably identify a peer group comprised of publicly-traded companies focused on non-alcoholic beverages and restaurants that are comparable to the Company in terms of revenues or product mix. Accordingly, the Company has chosen the New Peer Group on the basis of comparing the Company's performance to that of the companies with similar market capitalizations comprising the S&P Small Cap 600 Index. The stockholders' returns set forth below assume an initial investment of $100 and that all dividends have been reinvested.



                                    [GRAPH]



                                                 INDEXED RETURNS
                                                   Years Ending
                             Base
                             Period
Company/Index                Apr 92    Apr 93      Dec 93     Dec 94     Dec 95     Dec 96     Dec 97
-------------------------------------------------------------------------------------------------------
TRIARC CLASS A COMMON STOCK      100      209.72      277.77     130.55     122.22     127.78     302.77
S&P DIVERSIFIED MANUFACTURING    100      106.80      124.35     128.71     181.25     249.78     297.45
S&P 500 INDEX                    100      109.24      118.08     119.64     164.59     202.39     269.91
S&P SMALLCAP 600 INDEX           100      117.87      140.30     133.60     173.63     210.65     264.54


                              CERTAIN TRANSACTIONS

CERTAIN TRANSACTIONS WITH AFFILIATES

     Triarc subleased through January 31, 1996 from an affiliate of Messrs. Peltz and May approximately 26,800 square feet of furnished office space in New York, New York owned by an unaffiliated third party. Subsequent thereto, and through December 31, 1996, the Company subleased the same office facility from an unaffiliated third party. The aggregate amounts paid by Triarc during 1995 and 1996 with respect to affiliates of Messrs. Peltz and May for such subleases, including operating expenses, but net of amounts received by Triarc for sublease of a portion of such space through January 1996 ($357,000 and $30,000, respectively) were $1,350,000, and $1,100,000, respectively, which are less than the aggregate amounts such affiliates paid to the unaffiliated landlords but represent amounts Triarc believes it would have paid an unaffiliated third party for similar improved office space.

     Mr. May has an equity interest in a franchisee that owns an Arby's restaurant in New Milford, CT. That franchisee is a party to a standard Arby's franchise license agreement and pursuant thereto pays to Arby's fees and royalty payments that unaffiliated third-party franchisees pay.

     The Company leases aircraft owned by Triangle Aircraft Services Corporation ('TASCO)'), a company owned by Messrs. Peltz and May, for a base annual rent (commencing at $1,800,000 in October 1993), which is indexed for annual cost of living adjustments. In accordance with a May 1997 lease amendment, the base rent was increased by $1,250,000 and the Company paid TASCO $2,500,000 for (i) an option to continue the lease for an additional five years effective September 30, 1997 and (ii) the agreement by TASCO to replace one of the aircraft covered under the lease. In connection with such lease the Company had rent expense of $1,910,000, $1,973,000 and $2,876,000 for 1995, 1996 and fiscal 1997, respectively. Pursuant to this arrangement, the Company also pays the operating expenses of the aircraft directly to third parties.

     The Company believes that each of the foregoing transactions were on terms no less favorable to the Company than if they were between unrelated parties.

                                  PROPOSAL 2.
                   APPROVAL OF 1998 EQUITY PARTICIPATION PLAN

GENERAL

     The 1998 Plan was approved by the Board of Directors on March 10, 1998 and if approved by the stockholders will become effective on the date of such stockholder approval. The 1998 Plan provides for the granting of stock options, SARs and restricted stock to officers, key employees of, and consultants to, the Company and its subsidiaries and affiliates. The 1998 Plan provides for automatic awards of options to non-employee directors of the Company and permits non-employee directors to elect to receive all or a portion of their annual retainer fees and/or Board of Directors or committee meeting attendance fees, if any ('Fees'), in shares of Class A Common Stock, as described below. The 1998 Plan is intended to replace the 1993 Plan which expires on April 24, 1998.

SUMMARY OF THE 1998 EQUITY PARTICIPATION PLAN

     The following description of the 1998 Plan is merely a summary of certain provisions thereof and is qualified in its entirety by the full text of the 1998 Plan attached hereto as Exhibit A. Such Exhibit A is a part of this Proxy Statement and should be read in conjunction with the following summary.

     Purpose. The purpose of the 1998 Plan is to promote the interests of the Company and its stockholders by (i) securing for the Company and its stockholders the benefits of the additional incentive inherent in the ownership of the capital stock of the Company by directors and selected officers, key employees of, and consultants to, the Company and its subsidiaries and affiliates, including the individuals named in the Summary Compensation Table, who are important to the success and growth of the business of the Company and its subsidiaries and (ii) assisting the Company to secure and retain the services of such persons. The 1998 Plan provides for granting such persons (a) options for the purchase of shares of Class A Common Stock, (b) tandem SARs and
(c) restricted shares of Class A Common Stock that are both restricted as to transferability and subject to a substantial risk of forfeiture ('Restricted Shares'). The 1998 Plan also provides for automatic grants of options to non-employee directors and for non-employee directors to elect to have their Fees paid in shares. Approximately 125 officers and key employees and 7 non-employee directors currently are eligible to participate under the 1998 Plan.

     Administration. The 1998 Plan will be administered by a committee (the 'Committee') consisting of two or more directors appointed from time to time by the Board of Directors of the Company. It is intended that the directors appointed to serve on the Committee shall be 'non-employee directors' within the meaning of Rule 16b-3 promulgated under the Exchange Act and 'outside directors' within the meaning of Section 162(m) of the Code, to the extent Rule 16b-3 and
Section 162(m), respectively, are applicable to the Company and the 1998 Plan; however, the fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any award which is otherwise validly made under the 1998 Plan. The current members of the Committee (who constitute the Performance Compensation Subcommittee) are Messrs. Schwab (Chairman), Chajet and Troubh. The members of the Committee may be changed at any time and from time to time in the discretion of the Board of Directors. Subject to the limitations and conditions of the 1998 Plan, the Committee has authority to determine the amounts, times, forms and terms and conditions of grants under the plan, except with respect to automatic grants to non-employee directors, as discussed below.

     Shares Subject to the Plan. Subject to certain antidilution adjustments, the maximum aggregate number of shares of Class A Common Stock that may be granted as Restricted Shares or delivered on the exercise of options or SARs or upon a Director's election to receive Fees in shares pursuant to the 1998 Plan is 5,000,000. In addition, the maximum number of shares of Class A Common Stock with respect to which options or SARs may be granted to any individual optionee in any one calendar year is 1,000,000 shares. The shares of Class A Common Stock may be either authorized but unissued shares or treasury shares, including such shares reacquired by the Company.

     If an option expires or terminates for any reason during the term of the 1998 Plan and prior to the exercise in full of such option or the related SAR, if any, or if Restricted Shares are forfeited as provided in the grant of such Restricted Shares, the number of shares of Class A Common Stock previously subject to but not delivered under such option, related SAR or grant of Restricted Shares shall be available for awards thereafter. An option that terminates upon the exercise of a tandem SAR shall be deemed to have been exercised at the time of the exercise of such tandem SAR, and the shares of Class A Common Stock subject thereto shall not be available for further grants under the 1998 Plan.

     Certain Provisions Relating to Options and SARs Granted to Officers. For Federal income tax purposes, options granted to officers pursuant to the 1998 Plan will be 'nonqualified' options, i.e., they will not be 'incentive stock options' as such term is defined in Section 422 of the Code. The price per share to be paid by the optionee on the date an option is exercised may not be less than 85% of the 'fair market value' (as defined in the 1998 Plan) on the date such option is granted. The period after which options granted under the 1998 Plan may not be exercised shall be determined by the Committee with respect to each option granted but may not exceed ten years from the date on which the option is granted and further provided that each option will expire upon the termination of the optionee's employment or services if such termination constitutes or is attributable to a breach by the optionee of any employment agreement or if the optionee is discharged or terminated 'for cause' (as defined in the 1998 Plan). The purchase price of the shares of Class A Common Stock as to which an option is exercised is to be paid in cash or by check, except that the Committee may in its discretion allow such payment to be made by surrender of unrestricted shares of Class A Common Stock (at their fair market value on the date of exercise) which have been held for at least six months or by a combination of cash, check and unrestricted shares of Class A Common Stock. An optionee may also elect to purchase shares of Class A Common Stock on exercise of an option by assigning to the Company a sufficient amount of the proceeds from the sale of shares upon such exercise to pay for the purchase price of all such exercised options, through a cashless exercise program (as more fully described in the 1998 Plan) or by any combination of the foregoing.

     No option or SAR granted under the 1998 Plan will be assignable or otherwise transferable by the optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution and an option or SAR shall be exercisable during the optionee's lifetime only by the optionee; provided, however, that the Committee may in the applicable option agreement or at any time thereafter in an amendment to an option agreement provide that options may be transferred with or without consideration by the optionee, subject to such rules as the Committee may adopt to preserve the purpose of the 1998 Plan, (i) pursuant to a domestic relations order or (ii) to certain Permitted Transferees (as defined in the 1998 Plan), pursuant to the terms of the plan.

     The Committee may in its discretion grant SARs in connection with any option, either at the time the option is granted or at any time thereafter while the option remains outstanding, to any person who at that time is eligible to be granted an option. The number of SARs granted to a person which shall be exercisable during any given period of time shall not exceed the number of shares of Class A Common Stock which he or she may purchase upon the exercise of the related option or options during such period of time. Upon the exercise of an option pursuant to the 1998 Plan, the SARs relating to the shares of Class A Common Stock covered by such exercise shall terminate. Upon the exercise of SARs pursuant to the 1998 Plan, the related option to the extent of an equal number of shares of Class A Common Stock shall terminate.

     Upon an optionee's exercise of some or all of his or her SARs, the optionee will receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised payable in cash, shares of Class A Common Stock or a combination thereof, as determined in the sole discretion of the Committee. The stock appreciation for an SAR will be the difference between (i) the fair market value of the underlying share of Class A Common Stock on the date of the exercise of such SAR and (ii) the option price per share of Class A Common Stock specified for the related option.

     An SAR will be exercisable only during the period when the option to which it is related is also exercisable. However, in no event may an SAR be exercisable during the first six months after being granted, except that an SAR is exercisable at the time of death or disability of the optionee if the related option is then exercisable.

     The Committee, at its discretion, may issue replacement or reload options to an option holder who has utilized shares of Class A Common Stock to pay the exercise price of an option granted under the 1998 Plan and/or to pay any withholding taxes applicable to such exercise. If granted, a replacement or reload option will be exercisable for the same number of shares as were utilized by the exercising option holder to pay such exercise price and/or withholding taxes. Any such replacement or reload option will have an exercise price equal to the fair market value of a share of Class A Common Stock on the date such replacement or reload option is granted, and, unless the Committee determines otherwise, all other terms and conditions of such replacement or reload option (including the date or dates on which such option shall become exercisable and the term of the option) will be identical to the terms and conditions of the exercised option with respect to which the replacement or reload option is granted. No replacement or reload option may be granted in respect of the exercise of any option granted pursuant to the 1998 Plan as an automatic grant to a non-employee director (see 'Automatic Grants to Non-Employee Directors,' below).

     Automatic Grants to Non-Employee Directors. Each director of the Company who is initially elected or appointed as a director after the date the Board of Directors adopts the 1998 Plan and who is not then an employee of the Company or any subsidiary or affiliate will receive under the 1998 Plan on the later of (i) the date of his or her initial election or appointment to the Board of Directors or (ii) the date of the approval of the 1998 Plan by the stockholders, nonqualified options to purchase 15,000 shares of Class A Common Stock. On the date of each annual meeting of stockholders of the Company at which a director is reelected, such director would receive options to purchase 3,000 shares of Class A Common Stock. Thus, each incumbent director will receive 3,000 options on the date of the Meeting if the 1998 Plan is approved by stockholders. Each such option will have a term of ten years, subject to earlier termination upon the option holder's termination of service to the Company, as provided in the 1998 Plan. Each such option will become exercisable to the extent of one-half thereof on each of the two immediately succeeding anniversaries of the date of grant. The exercise price per share of Class A Common Stock to be paid by the holder of such an option is equal to the fair market value (as defined in the plan) of one share of Class A Common Stock on the date the option is granted. The purchase price of the shares of Class A Common Stock as to which such an option is exercised may be paid in cash, and, by check, by delivery of unrestricted shares of Class A Common Stock held by the optionee for at least six months, through the cashless exercise program described above under 'Certain Provisions Relating to Options and SARs Granted to Officers' or by a combination of the foregoing at the director's election.

     Elective Purchase of Shares. Directors may elect to receive in shares of Class A Common Stock all or any portion of the annual retainer fees and/or Board or committee meeting attendance fees that otherwise would be payable to him or her in cash pursuant to the procedures set forth in the 1998 Plan.

     Any election other than an 'Initial Election' (as defined in the 1998 Plan) to receive shares of Class A Common Stock rather than cash must be made at least six months in advance of payment and shall continue in effect until revoked by an election made at least six months in advance. There will be no limit on the number of elections or revocations that may be made by a director, except that no such election (other than an Initial Election) or revocation may take effect until at least six months after such election or revocation shall have been delivered to the Secretary of the Company. Any shares of Class A Common Stock payable under such an election will be issued on the same date that the Fees would have been paid in cash. The number of shares of Class A Common Stock to be issued on account of an election to receive shares of Class A Common Stock in payment of Fees will be based on the average of the closing prices of the shares of Class A Common Stock for the 20 consecutive trading days immediately preceding the date as of which the Fees are payable. Cash will be paid in lieu of issuing any fractional share of Class A Common Stock.

     Certain Provisions Applicable to Restricted Shares. The Committee may grant Restricted Shares to certain eligible persons at any time. In granting Restricted Shares, the Committee will determine in its sole discretion the period or periods during which the restrictions on transferability applicable to such Restricted Shares will be in force (the 'Restricted Period'). During the Restricted Period applicable to each grant of Restricted Shares, such Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a grantee's eventual right, if any, to such Restricted Shares may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Shares, the Committee will determine in its sole discretion the restrictions on vesting which will apply to the Restricted Shares for the Restricted Period. If the Committee deems restrictions on vesting inappropriate for any grantee, it may approve the award and delivery to such grantee of all or any portion of the Restricted Shares free and clear of all restrictions on transferability. The Company will not be obligated to deliver any Restricted Shares free and clear of the restrictions on transferability until the Company has satisfied itself that such delivery complies with all applicable laws and regulations.

     Stockholder Rights. A grantee of shares and, except for the restrictions on transferability, a grantee of Restricted Shares will have the rights of a holder of the shares of Class A Common Stock, including the right to receive dividends paid on such shares and the right to vote such shares at meetings of stockholders of the Company. However, no optionee will have any of the rights of a stockholder with respect to any shares of Class A Common Stock unless and until he or she has exercised his or her option with respect to such shares of Class A Common Stock and has paid the full purchase price therefor.

     Changes in Control or Reorganizations. The 1998 Plan also provides that upon (i) the acquisition by any person of 50% or more of the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors, or (ii) a majority of the directors of the Company being individuals who are not nominated by the Board of Directors (a 'Plan Change of Control'), any outstanding options granted under the 1998 Plan shall become fully and immediately exercisable and any restrictions on vesting applicable to any Restricted Shares will lapse and such Restricted Shares will be delivered free and clear of all transferability restrictions. The acquisition of any portion of the combined voting power of the Company by DWG Acquisition, Nelson Peltz or Peter W. May or by any person affiliated with such persons will not constitute a Plan Change of Control. In addition, the 1998 Plan provides that in the event that the Company is merged or consolidated with another corporation, or in the event that all or substantially all of the assets of the Company are acquired by another corporation, or in the event of a organization or liquidation of the Company (each such event being hereinafter referred to as a 'Reorganization Event') or in the event that the Board of Directors shall propose that the Company enter into a Reorganization Event, then the Committee may in its discretion take any or all of the following actions: (i) by written notice to each optionee, provide that his or her Options will be terminated unless exercised within thirty days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice (without acceleration of the exercisability of such Options); and (ii) advance the date or dates upon which any or all outstanding Options shall be exercisable.

     Amendment and Discontinuance. The 1998 Plan provides that the Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any regulatory requirement applicable to the Plan and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair any rights under any award theretofore made under the 1998 Plan shall not to that extent be effective without the consent of the person to whom such award was made.

     Effective Date and Duration of the 1998 Plan. The 1998 Plan was approved by the Board of Directors on March 10, 1998 and will become effective on the date of its approval by the stockholders. The term during which awards may be granted under the 1998 Plan, if approved, will expire on April 30, 2003.

NEW PLAN BENEFITS

     No awards have been made under the 1998 Plan. Other than with respect to non-employee directors' automatic awards and shares received in lieu of Fees, awards under the 1998 Plan will be determined by the Committee in its discretion and it is, therefore, not possible to predict the awards that will be made to particular officers in the future under the 1998 Plan. For information regarding option grants made to the Named Officers for fiscal 1997 under the 1993 Plan, see 'Options Granted in Fiscal 1997.'

     Set forth below are the automatic option awards that will be received by non-employee directors in fiscal 1998 if the 1998 Plan is approved by the stockholders:

                                                                                                       NUMBER OF
                                                                                                       SHARES OF
                                                                                                        CLASS A
                                                                                                      COMMON STOCK
                                                                                  ESTIMATED OPTION     UNDERLYING
                                                                                  EXERCISE PRICE(1)    OPTIONS(2)
                                                                                  -----------------   ------------
Non-Employee Directors.........................................................       $26.1875           21,000

------------

(1) Exercise price is based on the closing price of the Class A Common Stock on March 30, 1998. The actual exercise price will be based on the 'fair market value' of the shares of Class A Common Stock on the date of the Meeting.

(2) Assumes all seven incumbent non-management directors nominated for election at the Meeting are elected and no additional directors are elected or appointed in fiscal 1998. Directors may also elect to have some or all of their Fees paid in shares of Class A Common Stock under the 1998 Plan.

FEDERAL TAX CONSEQUENCES OF OPTIONS

     The following summary of the Federal income tax consequences of the grant and exercise of nonqualified options awarded under the 1998 Plan, and the disposition of shares purchased pursuant to the exercise of such stock options, is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address state and local tax considerations.

     No income will be realized by an optionee upon grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the 'Spread') at the time of exercise. The Spread will be deductible by the Company for federal income tax purposes subject to the possible limitations on deductibility under sections 280G and 162(m) of the Code of compensation paid to executives designated in those sections. The optionee's tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionee. Upon sale of the shares received by the optionee upon exercise of the nonqualified stock option, any gain or loss is generally long-term or short-term capital gain or loss, depending on the holding period. The optionee's holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option.

     Pursuant to currently applicable rules under Section 16(b) of the Exchange Act, the grant of an option (and not its exercise) to a person who is subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act (a 'Section 16 Person') begins the six-month period of potential short-swing liability. However, the six month period of potential short-swing liability may be eliminated if the option grant (i) is approved in advance by the Company's board of directors (or a committee composed solely of two or more non-employee directors) or (ii) approved in advance, or subsequently ratified, by the Company's stockholders no later than the next annual meeting of stockholders. If the grant satisfies either of the conditions described in clauses (i) or (ii) above, the taxable event will ordinarily be the date of exercise. However, if an option is exercised by a Section 16 Person within six months after the date of grant and neither of the conditions described in clauses (i) or (ii) above are satisfied, taxation will be deferred until the date which is six months after the date of grant, unless the person has filed a timely election pursuant to section 83(b) of the Code to be taxed on the date of exercise.

     The payment by an optionee of the exercise price, in full or in part, with previously acquired shares will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionee upon the surrender of the previously acquired shares to the Company, and shares received by the optionee, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to the Company and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionee in excess of the number of shares surrendered to the Company will be taxable to the optionee. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

REQUIRED VOTE

     Approval of the proposed 1998 Plan will require the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE 1998 EQUITY PARTICIPATION PLAN.

                                  PROPOSAL 3.
                         RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

INTRODUCTION

     The Board of Directors has selected Deloitte & Touche LLP ('Deloitte') to be the Company's independent certified public accountants for fiscal 1998. Deloitte has acted as the Company's independent certified public accountants since June 9, 1994.

     Representatives of Deloitte will be present at the Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE

     Ratification of the appointment of the independent certified public accountant requires the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting. In the event that the Company's stockholders fail to ratify the appointment of Deloitte, the selection of the Company's independent certified public accountants will be submitted to the Company's Board of Directors for reconsideration.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. Solicitation will also be made by employees of Georgeson & Company, which firm will be paid a fee of $8,000, plus expenses. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the Annual Meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1999 Annual Meeting must be received by the Company no later than December 4, 1998, and must otherwise comply with Rule 14a-8 under the Exchange Act.

     Triarc's Certificate of Incorporation currently imposes certain additional procedural requirements for submitting stockholder proposals to meetings of stockholders. Any such proposals must be specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. Such notice must be delivered personally to, or mailed to and received at, the principal executive office of the Company addressed to the attention of the Secretary, not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever first occurs. Such notice must set forth (i) a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, or any successor thereto, and the written consent of each such nominee to serve if elected, (v) any material interest of the stockholder in such item of business and (vi) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. The Company may require a proposed nominee for director to furnish such other information as may be required to be set forth in a stockholder's notice of nomination which pertains to the nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director of the Company. At the request of the Board of Directors, any individual nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to a nominee. The Nominating Committee has adopted certain rules with respect to nominations for Board membership. See 'Proposal 1. Election of Directors -- Board Meetings and Certain Committees of the Board -- Nominating Committee' above. The Chairman of the meeting may, if the facts warrant, determine that a nomination or stockholder proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded. Any questions relating to stockholder proposals should be submitted in writing to the Secretary of the Company, at 280 Park Avenue, New York, New York 10017.

                                          By Order of the Board of Directors

                                          /s/ STUART I. ROSEN

                                          STUART I. ROSEN
                                          Secretary

New York, New York
April 3, 1998

                                                                       EXHIBIT A

                             TRIARC COMPANIES, INC.
                         1998 EQUITY PARTICIPATION PLAN

     1. Purpose. The purpose of the 1998 Equity Participation Plan (the 'Plan') of Triarc Companies, Inc. ('Company') is to promote the interests of the Company and its stockholders by (i) securing for the Company and its stockholders the benefits of the additional incentive inherent in the ownership of the capital stock of the Company (the 'Capital Stock') by selected officers, directors ('Directors') and key employees of, and consultants to, the Company and its subsidiaries and affiliates who are important to the success and growth of the business of the Company and its subsidiaries and (ii) assisting the Company to secure and retain the services of such persons. The Plan provides for granting such persons (a) options ('Options') for the purchase of shares of Capital Stock (the 'Shares'), (b) tandem stock appreciation rights ('SARs') and (c) Shares which are both restricted as to transferability and subject to a substantial risk of forfeiture ('Restricted Shares'). The Plan also provides for automatic grants of Options to non-employee Directors and permits such non-employee Directors to elect to receive all or a portion of their annual retainer fees and/or board of directors or committee meeting attendance fees in Shares.

     2. Administration. The Plan shall be administered by a Committee (the 'Committee') consisting of two or more Directors appointed by the Board of Directors of the Company. It is intended, but not required, that the directors appointed to serve on the Committee shall be 'Non-Employee Directors' (within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the 'Act')), and 'outside directors' within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'), to the extent Rule 16b-3 and Section 162(m), respectively, are applicable to the Company and the Plan; however, the fact that a Committee member shall fail to qualify under either of the foregoing requirements shall not invalidate any award which is otherwise validly made under the Plan. The members of the Committee may be changed at any time and from time to time in the discretion of the Board of Directors of the Company. Subject to the limitations and conditions hereinafter set forth, and except with respect to automatic grants to non-employee Directors pursuant to Section 11.1 hereof, the Committee shall have authority to grant Options hereunder, to determine the number of Shares for which each Option shall be granted and the Option price or prices, to determine any conditions pertaining to the exercise or to the vesting of each Option, to grant tandem SARs in connection with any Option either at the time of the Option grant or thereafter, to make awards of Restricted Shares, to determine the number of Restricted Shares to be granted, and to establish in its discretion the restrictions to which any such Restricted Shares shall be subject. The Committee shall have full power to construe and interpret the Plan and any Plan agreement executed pursuant to the Plan to establish and amend rules for its administration, and to establish in its discretion terms and conditions applicable to the exercise of Options and SARs and the grant of Restricted Shares. The determination of the Committee on all matters relating to the Plan or any Plan agreement shall be conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award hereunder.

     3. Shares Subject to the Plan. The Shares to be transferred or sold pursuant to the grant of Restricted Shares or the exercise of Options or SARs granted under the Plan or pursuant to the election by a Director to receive all or a portion of their annual retainer fees and/or board of directors or committee meeting attendance fees, if any ('Fees'), in Shares shall be authorized Shares, and may be issued Shares reacquired by the Company and held in its treasury or may be authorized but unissued Shares. Subject to the provisions of Section 19 hereof (relating to adjustments in the number and classes or series of Capital Stock to be delivered pursuant to the Plan), the maximum aggregate number of Shares to be granted as Restricted Shares or to be delivered on the exercise of Options or SARs or upon a Director's election to receive Fees in Shares shall be 5,000,000 and all such shares shall be shares of the Company's Class A Common Stock, par value $0.10 per share (the 'Class A Common Stock').

     If an Option expires or terminates for any reason during the term of the Plan and prior to the exercise in full of such Option or the related SAR, if any, or if Restricted Shares are forfeited as provided in the grant of such Shares, the number of Shares previously subject to but not delivered under such Option, related SAR or grant of Restricted Shares shall be available to be awarded thereafter. An Option that terminates upon the exercise of a tandem SAR shall be deemed to have been exercised at the time of the exercise of such tandem SAR, and the Shares subject thereto shall not be available for further grants under the Plan.

     4. Eligibility. Options, SARs or Restricted Shares may be granted from time to time to selected officers, and subject to the provisions of Section 2 hereof, Directors (including non-employee Directors) and key employees of, and consultants to, the Company or any consolidated subsidiary or affiliate, each as defined in this Section 4. From time to time, the Committee shall designate from such eligible officers those who will be granted Options, SARs or Restricted Shares, and in connection therewith, the number of Shares to be covered by each grant of Options or Restricted Shares. In addition, Options shall be granted automatically to non-employee Directors and non-employee Directors shall be entitled to receive all or a portion of their Fees in Shares as provided in
Section 11 hereof. Persons granted Options are referred to hereinafter as 'optionees,' and persons granted Restricted Shares are referred to hereinafter as 'grantees.' Nothing in the Plan, or in any grant of Options, SARs, Restricted Shares or Shares pursuant to the Plan, shall confer on any person any right to continue in the employ or service of the Company or any of its subsidiaries or affiliates, nor in any way interfere with the right of the Company or any of its subsidiaries or affiliates to terminate the person's employment or service at any time.

     The term 'subsidiary' shall mean, at the time of reference, any corporation organized or acquired (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (including the Company) other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The term 'affiliate' shall mean any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. Notwithstanding any other provision of the Plan to the contrary, in no event may the aggregate number of shares of Class A Common Stock with respect to which Options and SARs are granted under the Plan to any individual exceed 1,000,000 in any one calendar year.

                    PROVISIONS RELATING TO OPTIONS AND SARS

     5. Character of Options. Options granted hereunder shall not be incentive stock Options as such term is defined in Section 422 of the Code. Options granted hereunder shall be 'non-qualified' stock options subject to the provisions of Section 83 of the Code.

     If an Option granted under the Plan (other than an Option granted pursuant to Section 11 of the Plan) is exercised by an optionee, then, at the discretion of the Committee, the optionee may receive a replacement or reload Option hereunder to purchase a number of Shares equal to the number of Shares utilized to pay the exercise price and/or withholding taxes on the Option exercise, with an exercise price equal to the 'fair market value' (as defined in Section 7 of the Plan) of a Share on the date such replacement or reload Option is granted, and, unless the Committee determines otherwise, with all other terms and conditions (including the date or dates on which the Option shall become exercisable and the term of the Option) identical to the terms and conditions of the Option with respect to which the reload Option is granted. No replacement or reload Option shall be granted in respect of the exercise of any Option granted pursuant to Section 11 of the Plan.

     6. Stock Option Agreement. Each Option granted under the Plan, whether or not accompanied by SARs, shall be evidenced by a written stock Option agreement, which shall be executed by the Company and by the person to whom the Option is granted. The agreement shall contain such terms and provisions, not inconsistent with the Plan, as shall be determined by the Committee.

     7. Option Exercise Price. The price per Share to be paid by the optionee on the date an Option is exercised shall not be less than 85 percent of the fair market value of one Share on the date the Option is granted.

     For purposes of this Plan, the 'fair market value' as of any date in respect of any Shares of Common Stock shall mean either (i) the closing price per share of Common Stock on such date or (ii) the average of the high and low sales prices of a share of Common Stock on such date, as determined by the Committee in its sole discretion. The closing price for such day shall be (a) as reported on the composite transactions tape for the principal exchange on which the Common Stock is listed or admitted to trading (the 'Composite Tape'), or if the Common Stock is not reported on the Composite Tape or if the Composite Tape is not in use, the last reported sales price regular way on the principal national securities exchange on which such Common Stock shall be listed or admitted to trading (which shall be the national securities exchange on which the greatest number of such shares of Common Stock has been traded during the 30 consecutive trading days commencing 45 trading days before such date), or, in either case, if there is no transaction on any such day, the average of the bid and asked prices regular way on such day, or (b) if such Common Stock is not listed on any national securities exchange, the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices, as reported on the National Association of Securities Dealers Automated Quotation System ('NASDAQ'). If on any such date the Common Stock is not quoted by any such exchange or NASDAQ, the fair market value of the Common Stock on such date shall be determined by the Committee in its sole discretion. In no event shall the fair market value of any share be less than its par value.

     8. Option Term. The period after which Options granted under the Plan (other than Options granted pursuant to Section 11) may not be exercised shall be determined by the Committee with respect to each Option granted, but may not exceed ten years from the date on which the Option is granted, subject to the third paragraph of Section 9 hereof.

     9. Exercise of Options. The time or times at which or during which Options granted under the Plan may be exercised, and any conditions pertaining to such exercise or to the vesting in the optionee of the right to exercise Options or SARs, shall be determined by the Committee in its sole discretion, except as otherwise specifically set forth herein. Subsequent to the grant of an Option which is not immediately exercisable in full, the Committee, at any time before complete termination of such Option, may accelerate or extend the time or times at which such Option and the related SAR, if any, may be exercised in whole or part.

     Except as provided in this paragraph, no Option or SAR granted under the Plan shall be assignable or otherwise transferable by the optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution and an Option or SAR shall be exercisable during the optionee's lifetime only by the optionee. The Committee may in the applicable Option agreement or at any time thereafter in an amendment to an Option agreement provide that Options granted hereunder may be transferred with or without consideration by the Optionee, subject to such rules as the Committee may adopt to preserve the purposes of the Plan, (i) pursuant to a domestic relations order or (ii) to one or more of:

          (x) the optionee's spouse, children or grandchildren (including adopted children, stepchildren and grandchildren) (collectively, the 'Immediate Family');

          (y) a trust solely for the benefit of the optionee and/or his or her Immediate Family;

          (z) a partnership or limited liability company, the partners or members of which are limited to the optionee and his or her Immediate Family, or

          (zz) any other person or entity authorized by the Committee.

    (each transferee is hereinafter referred to as a 'Permitted Transferee'); provided, however, that the optionee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the optionee in writing that such a transfer would comply with the requirements of the Plan, any applicable Option agreement and any amendments thereto.

The terms and conditions of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an Option agreement or any amendment thereto to an optionee or grantee shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement is necessary or appropriate and; (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the optionee under the Plan or otherwise; and (d) the events of termination of employment by, or services to, the Company under clause (b) of the third paragraph of Section 9 and Section 11.1, as the case may be, hereof shall continue to be applied with respect to the original optionee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in
Section 9 and Section 11.1, as the case may be.

     The unexercised portion of any Option (other than Options granted pursuant to Section 11) or SAR granted under the Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

          (a) the expiration of the period of time determined by the Committee upon the grant of such Option; provided that such period shall not exceed ten years from the date on which such Option was granted;

          (b) the termination of the optionee's employment by, or services to, the Company and its subsidiaries if such termination constitutes or is attributable to a breach by the optionee of an employment agreement with the Company or any of its subsidiaries, or if the optionee is discharged or if his or her services are terminated for cause; or

          (c) the expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting thereof.

     The Committee and the Board of Directors shall have the right to determine what constitutes cause for discharge or termination of services, whether the optionee has been discharged or his or her services terminated for cause and the date of such discharge or termination of services, and such determination of the Committee or the Board of Directors shall be final and conclusive.

     In the event of the death of an optionee, Options or SARs, if any, exercisable by the optionee at the time of his or her death may be exercised within one year thereafter by the person or persons to whom the optionee's rights under the Options or SARs, if any, shall pass by will or by the applicable law of descent and distribution. However, in no event may any Option or SAR be exercised by anyone after the earlier of (a) the final date upon which the optionee could have exercised it had the optionee continued in the employment of the Company or its subsidiaries to such date, or (b) one year after the optionee's death.

     An Option may be exercised only by a notice in writing complying in all respects with the applicable Option agreement. Such notice may instruct the Company to deliver Shares due upon the exercise of the Option to any registered broker or dealer approved by the Company (an 'approved broker') in lieu of delivery to the optionee. Such instructions shall designate the account into which the Shares are to be deposited. The optionee may tender such notice, properly executed by the optionee, together with the aforementioned delivery instructions, to an approved broker. The purchase price of the Shares as to which an Option is exercised shall be paid in cash or by check, except that the Committee may, in its discretion, allow such payment to be made by surrender of unrestricted Shares (at their fair market value on the date of exercise) which have been held by the optionee for at least six months, or by a combination of cash, check and unrestricted Shares.

     Payment in accordance with Section 9 may be deemed to be satisfied, if and to the extent provided in the applicable Option agreement, by delivery to the Company of an assignment of a sufficient amount of the proceeds from the sale of Shares acquired upon exercise to pay for all of the Shares acquired upon exercise and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be made at the grantee's direction at the time of exercise, provided that the Committee may require the grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the grantee incurring any liability under Section 16 of the Securities Exchange Act of 1934, as amended, and does not require the consent, clearance or approval of any governmental or regulatory body (including any securities exchange or similar self-regulatory organization).

     Wherever in this Plan or any Option agreement an optionee is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the optionee may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option (or if the Option is paid in cash, cash in an amount equal to the fair market value of such shares on the date of exercise).

     10. Stock Appreciation Rights. The Committee may in its discretion grant SARs in connection with any Option, either at the time the Option is granted or at any time thereafter while the Option remains outstanding, to any person who at that time is eligible to be granted an Option. The number of SARs granted to a person which shall be exercisable during any given period of time shall not exceed the number of Shares which such optionee may purchase upon the exercise of the related Option or Options during such period of time. Upon the exercise of an Option pursuant to the Plan, the SARs relating to the Shares covered by such exercise shall terminate. Upon the exercise of SARs pursuant to the Plan, the related Option to the extent of an equal number of Shares shall terminate.

     Upon an optionee's exercise of some or all of such optionee's SARs, the optionee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Shares or a combination thereof, as determined in the sole discretion of the Committee. The stock appreciation for an SAR is the difference between (i) the fair market value, as determined by the Committee as set forth in the underlying agreement, of the underlying Share on the date of the exercise of such SAR and
(ii) the Option price specified for the related Option. At the time of such exercise, the optionee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Shares, which, for purposes of calculating the number of Shares to be received, shall be valued at their fair market value on the date of the exercise of such SARs. The Committee in its sole discretion shall have the right to disapprove an optionee's election to receive cash in full or partial settlement of the SARs exercised, and to require the Shares to be delivered in lieu of cash. If Shares are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

     An SAR is exercisable only during the period when the Option to which it is related is also exercisable. However, in no event shall an SAR be exercisable during the first six months after being granted except that an SAR shall be exercisable at the time of death or disability of the optionee if the related Option is then exercisable.

     11. Automatic Grants to Non-Employee Directors; Elective Purchase of
Shares.

     11.1 Automatic Grants to Non-Employee Directors. Notwithstanding any other provision of the Plan, each Director who is initially elected or appointed as a Director after the date of the adoption of the Plan by the Board of Directors and who is not then an employee of the Company, any subsidiary or any affiliate shall receive on the later of (i) the date of the approval of the Plan by the stockholders, or (ii) the date of such Director's initial election or appointment to the Board of Directors, nonqualified Options to purchase 15,000 Shares. On the date of each annual meeting of stockholders of the Company held after the Plan is adopted by the Board of Directors at which a Director is reelected, such Director shall receive nonqualified Options to purchase 3,000 Shares. Each such Option shall have a term of ten years, subject to the provisions of this Section 11.1 below. Each such Option shall become exercisable to the extent of one-half thereof on each of the two immediately succeeding anniversaries of the date of grant, subject to continued service on the Board. The price per Share to be paid by the holder of such an Option shall equal the fair market value of one Share on the date the Option is granted. The purchase price of the Shares as to which such an Option is exercised shall be paid in cash, by check, by the delivery of unrestricted Shares held by the Director for at least six months, through the cashless exercise program described in Section 9, or any combination thereof, at the Director's election. Any Director holding Options granted under this Section 11.1 who is a member of the Committee shall not participate in any action of the Committee with respect to any claim or dispute involving such Director.

     Subject to the provisions of the applicable Plan agreement, the unexercised portion of any such Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

          (a) the expiration of ten years from the date on which such Option was granted;

          (b) the termination of the optionee's services to the Company and its subsidiaries if the optionee's services are terminated for 'cause.' For purposes of this section, 'cause' shall mean that the Optionee's services are terminated (i) on account of fraud, embezzlement or other unlawful or tortious conduct, whether or not involving or against the Company or any affiliate, (ii) for violation of a policy of the Company or any affiliate,
     (iii) for serious and willful acts or misconduct detrimental to the business or reputation of the Company of any affiliate or (iv) for 'cause' or any like term as defined in any written contract between the Company and the optionee; or

          (c) if the optionee's service terminates for reasons other than as provided in subsection (a), (b) or (d) of this Section 11.1, the portion of Options granted to such optionee which were not exercisable immediately prior to such termination shall immediately terminate and expire and the portion which was exercisable immediately prior to such termination may be exercised until the earlier of (i) 90 days after his termination of service or (ii) the date on which such Options terminate or expire in accordance with the provisions of the Plan (other than this Section 11.1) and the Plan agreement; or

          (d) if the optionee's service terminates by reason of his death, or if the optionee's service terminates in the manner described in Subsection (c) of this Section 11.1 and he dies within such period for exercise provided for therein, the portion of Options not exercisable immediately prior to such termination shall immediately terminate and expire and the portion which was exercisable by him immediately prior to his death shall be exercisable by the person to whom such Options pass under such optionee's will (or, if applicable, pursuant to the laws of descent and distribution) until the earlier of (i) one year after the optionee's death or (ii) the date on which such Options terminate or expire in accordance with the provisions of the Plan (other than this Section 11.1) and the Plan agreement.

     11.2 Elective Purchase of Shares. In addition to any other benefit to which any Director may be entitled under the terms of the Plan, a Director shall be permitted to elect to receive all or any portion of the Fees that otherwise would be payable in cash to such Director, in Shares rather than cash in accordance with the provisions of this Section 11.2.

     Any Director may elect to receive all or any portion of his or her Fees in Shares rather than cash by delivering a written election (an 'Election Notice,' the election set forth therein being referred to as the 'Election') to the Secretary of the Company. An Election shall continue in effect until it is revoked by delivery to the Secretary of the Company of a written revocation notice (a 'Revocation') or modified by delivery to the Secretary of the Company of a new Election Notice. Any Election or Revocation under this Section 11.2 shall be effective with respect to Fees that otherwise would be paid after the later of (x) with respect to an Initial Election (as defined below), the date of receipt by the Secretary of the Company of the Election Notice or, if later, the date specified in such Election Notice, and (y) with respect to any Revocation or any Election, other than an Initial Election, six months after the date of receipt by the Secretary of the Company of such Revocation or Election Notice. There shall be no limit on the number of Elections or Revocations that may be made a Director. A Director who does not elect that all or a portion of his Fees be paid in Shares shall receive his Fees in cash on the date that such Fees are otherwise due. Any Shares payable under this Section 11.2 shall be issued to the Director on the same date that the Fees would have been paid in cash. The number of Shares to be issued to a Director who makes an Election under this Section
11.2 shall be determined by dividing:

          (i) The amount of the Director's Fees for which he has made an Election under this Section 11.2, by

          (ii) the average of the fair market value of the Shares (as defined in Section 7 of the Plan) for the twenty (20) consecutive trading days immediately preceding the date as of which the Fees otherwise would be payable. Only full Shares shall be issued pursuant to this Section. If the formula set forth above would result in a Director receiving any fractional Share, then, in lieu of such fractional Share, the Director shall be paid cash.

     For purposes of this Section 11.2 an 'Initial Election' means an Election received by the Secretary of the Company from a Director on a date not later than the later of (a) ten days following approval of the Plan by the stockholders, and (b) ten days after a Director is first elected a director of the Company; provided, however, that with respect to Directors who were participants in the Triarc Companies, Inc. 1993 Equity Participation Plan (the '1993 Plan'), any outstanding election under the 1993 Plan shall be deemed to continue under this Plan as an 'Initial Election' and shall continue to be effective so long as no new Election Notice is received within 10 days following approval of the Plan by the stockholders.

                    PROVISIONS RELATING TO RESTRICTED SHARES

     12. Granting of Restricted Shares. The Committee may grant Restricted Shares to eligible persons at any time. In granting Restricted Shares, the Committee shall determine in its sole discretion the period or periods during which the restrictions on transferability applicable to such Shares will be in force (the 'Restricted Period'). The Restricted Period may be the same for all such Shares granted at a particular time or to any one grantee or may be different with respect to different grantees or with respect to various of the Shares granted to the same grantee, all as determined by the Committee in its sole discretion.

     Each grant of Restricted Shares under the Plan shall be evidenced by an agreement which shall be executed by the Company and by the person to whom the Restricted Shares are granted. The agreement shall contain such terms and provisions, not inconsistent with the Plan, as shall be determined by the Committee.

     13. Restrictions on Transferability. During the Restricted Period applicable to each grant of Restricted Shares, such Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a grantee's eventual right, if any, to such Shares may not be assigned or transferred except by will or by the laws of descent and distribution. The restrictions on the transferability of Restricted Shares imposed by this section are referred to in this Plan as the 'Transferability Restrictions.'

     14. Determination of Vesting Restrictions. With respect to each grant of Restricted Shares, the Committee shall determine in its sole discretion the restrictions on vesting which will apply to the Shares for the Restricted Period, which restrictions as initially determined and as they may be modified pursuant to the Plan, are referred to hereinafter as the 'Vesting Restrictions.' By way of illustration but not by way of limitation, any such determination of Vesting Restrictions by the Committee may provide (a) that the grantee will not be entitled to any such Shares unless he or she is still employed by the Company or its subsidiaries at the end of the Restricted Period; (b) the grantee will become vested in such Shares according to such schedule as the Committee may determine; (c) that the grantee will become vested in such Shares at the end of or during the Restricted Period based upon the achievement (in such manner as the Committee may determine) of such performance standards as the Committee may determine; (d) that the grantee will become vested in such Shares in any combination of the foregoing or under such other terms and conditions as the Committee in its sole discretion may determine; and (e) how any such Vesting Restrictions will be applied, modified or accelerated in the case of the grantee's death, total and permanent disability (as determined by the Committee) or retirement.

     The performance standards, if any, set by the Committee for any grantee may be individual performance standards applicable to the grantee, may be performance standards for the Company or the division, business unit or subsidiary by which the grantee is employed, may be performance standards set for the grantee under any other plan providing for incentive compensation for the grantee, or may be any combination of such standards. Performance standards set at the time of the grant of any Restricted Shares may be revised at any time prior to the beginning of the last year of the Restricted Period, but only to take into account significant changes in circumstances as determined by the Committee in its sole discretion.

     If the Committee deems the Vesting Restrictions inappropriate for any grantee, it may approve the award and delivery to such grantee of all or any portion of the Restricted Shares then held in escrow pursuant to Section 15. Any Restricted Shares so awarded and delivered to a grantee shall be delivered free and clear of the Transferability Restrictions.

     15. Manner of Holding and Delivering Restricted Shares. Each certificate issued for Restricted Shares granted hereunder will be registered in the name of the grantee and will be deposited with the Company or its designee in an escrow account accompanied by a stock power executed in blank by the grantee covering such Shares. The certificates for such Shares will remain in escrow until the earlier of the end of the applicable Restricted Period, or, if the Committee has provided for earlier termination of the Transferability Restrictions following a grantee's death, total and permanent disability, retirement or earlier vesting of such Shares, such earlier termination of the Transferability Restrictions. At whichever time is applicable, the certificates representing the number of such Shares to which the grantee is then entitled will be released from escrow and delivered to the grantee free and clear of the Transferability Restrictions, provided that in the case of a grantee who is not entitled to receive the full number of such Shares evidenced by the certificates then being released from escrow because of the application of the Vesting Restrictions, such certificates will be returned to the Company and canceled, and a new certificate representing the Shares, if any, to which the grantee is entitled pursuant to the Vesting Restrictions, will be issued and delivered to the grantee, free and clear of the Transferability Restrictions.

     16. Transfer in the Event of Death, Disability or Retirement. Notwithstanding a grantee's death, total and permanent disability or retirement, the certificates for his or her Restricted Shares will remain in escrow and the Transferability Restrictions will continue to apply to such Shares unless the Committee determines otherwise. Upon the release of such Shares from escrow and the termination of the Transferability Restrictions, either upon any such determination by the Committee or at the end of the applicable Restricted Period, as the case may be, the portion of such grantee's Restricted Shares to which he or she is entitled, determined pursuant to his or her applicable Vesting Restrictions, will be awarded and delivered to the grantee or to the person or persons to whom the grantee's rights, if any, to the Shares shall pass by will or by the applicable law of descent and distribution, as the case may be. However, the Committee may in its sole discretion award and deliver all or any greater portion of the Restricted Shares to any such grantee or to such person or persons.

     17. Limitations on Obligation to Deliver Shares. The Company shall not be obligated to deliver any Restricted Shares free and clear of the Transferability Restrictions until the Company has satisfied itself that such delivery complies with all laws and regulations by which the Company is bound.

                               GENERAL PROVISIONS

     18. Stockholder Rights. Except for the Transferability Restrictions, a grantee of Restricted Shares shall have the rights of a holder of the Shares, including the right to receive dividends paid on such Shares and the right to vote such Shares at meetings of stockholders of the Company. However, no optionee shall have any of the rights of a stockholder with respect to any Shares unless and until he or she has exercised his or her Option with respect to such Shares and has paid the full purchase price therefor.

     19. Changes in Shares. In the event of (i) any split, reverse split, combination of shares, reclassification, recapitalization or similar event which involves, affects or is made with regard to any class or series of Capital Stock which may be delivered pursuant to the Plan ('Plan Shares'), (ii) any dividend or distribution on Plan Shares payable in Capital Stock, or (iii) a merger, consolidation or other reorganization as a result of which Plan Shares shall be increased, reduced or otherwise changed or affected, then in each such event the Committee shall, to the extent it deems it to be consistent with such event and necessary or equitable to carry out the purposes of the Plan, appropriately adjust (a) the maximum number of shares of Capital Stock and the classes or series of such Capital Stock which may be delivered pursuant to the Plan, (b) the number of shares of Capital Stock and the classes or series of Capital Stock subject to outstanding Options or SARs, (c) the Option price per share of all Capital Stock subject to outstanding Options, and (d) any other provisions of the Plan, provided, however, that (i) any adjustments made in accordance with clauses (b) and (c) shall make any such outstanding Option or SAR as nearly as practicable, equivalent to such Option or SAR, as the case may be, immediately prior to such change and (ii) no such adjustment shall give any optionee any additional benefits under any outstanding Option.

     20. Reorganization. In the event that the Company is merged or consolidated with another corporation, or in the event that all or substantially all of the assets of the Company are acquired by another corporation, or in the event of a reorganization or liquidation of the Company (each such event being hereinafter referred to as a 'Reorganization Event') or in the event that the Board of Directors shall propose that the Company enter into a Reorganization Event, then the Committee may in its discretion take any or all of the following actions:
(i) by written notice to each optionee, provided that his or her Options will be terminated unless exercised within thirty days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice (without acceleration of the exercisability of such Options); and (ii) advance the date or dates upon which any or all outstanding Options shall be exercisable.

     Whenever deemed appropriate by the Committee, any action referred to in subparagraph (a) above may be made conditional upon the consummation of the applicable Reorganization Event. The provisions of this Section 20 shall apply notwithstanding any other provision of the Plan.

     21. Change of Control. Notwithstanding anything in the Plan to the contrary, upon (i) the acquisition by any person of 50% or more of the combined voting power of the Company's outstanding securities entitled to vote generally in the election of directors, or (ii) a majority of the directors of the Company being individuals who are not nominated by the Board of Directors (a 'Change of Control'), any outstanding Options granted under the Plan shall be fully and immediately exercisable and any Vesting Restrictions applicable to any Restricted Shares shall lapse and such Restricted Shares shall be delivered free and clear of all Transferability Restrictions. The acquisition of any portion of the combined voting power of the Company by DWG Acquisition Group, L.P., Nelson Peltz or Peter May or by any person affiliated with such persons (or the acquisition or disposition by any person or persons who receive any award under
Section 11 hereof) shall in no event constitute a Change of Control.

     22. Withholding Taxes. Whenever under the Plan shares of Common Stock are to be delivered pursuant to an award, the Committee may require as a condition of delivery that the optionee or grantee remit an amount sufficient to satisfy all federal, state and other governmental holding tax requirements related thereto. Whenever cash is to be paid under the Plan (whether upon the exercise of an SAR or otherwise), the Company may, as a condition of its payment, deduct therefrom, or from any salary or other payments due to the grantee, an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto or to the delivery of any shares of Common Stock under the Plan. Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Option to a Permitted Transferee pursuant to Section 9 of the Plan, the optionee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Option by the Permitted Transferee.

     Without limiting the generality of the foregoing, (i) an optionee or grantee may elect to satisfy all or part of the foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by the optionee or grantee for at least six months (or such other period as the Committee may determine) having a fair market value (determined as of the date of such delivery by the optionee or grantee) equal to all or part of the amount to be so withheld, provided that the Committee may require, as a condition of accepting any such delivery, the optionee or grantee to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in the optionee or grantee incurring any liability under Section 16(b) of the Act; and (ii) the Committee may permit any such delivery to be made by withholding shares of Common Stock from the Shares otherwise issuable pursuant to the award giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date such award was exercised).

     23. Amendment and Discontinuance. The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any regulatory requirement applicable to the Plan and provided further that any such amendment, alteration, suspension, discontinuance or termination that would impair any rights under any award theretofore made under the Plan shall not to that extent be effective without the consent of the person to whom such award was made.

     24. Applicable Laws. The obligation of the Company to deliver Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be deemed appropriate by the Committee, including, among others, such steps as counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. Such obligation shall also be subject to the condition that the Shares reserved for issuance upon the exercise of Options granted under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

     25. Governing Laws. The Plan shall be applied and construed in accordance with and governed by the law of the State of Delaware, to the extent such law is not superseded by or inconsistent with Federal law.

     26. Effective Date and Duration of Plan. The Plan shall become effective on the date of its approval by the stockholders. The term during which awards may be granted under the Plan shall expire on April 30, 2003.

     27. Amendments to Agreements. Notwithstanding any other provision of the Plan, the Board of Directors, or any authorized committee thereof, may amend the terms of any agreement entered into in connection with any award granted pursuant to the Plan, provided that the terms of such amendment are not inconsistent with the terms of the Plan.

PROXY                              APPENDIX 1                              PROXY


                             TRIARC COMPANIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Nelson Peltz and Peter W. May and each of them, with power of substitution, attorneys and proxies to represent and to vote all shares of Class A Common Stock of Triarc Companies, Inc. (the 'Company') which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triarc Companies, Inc. to be held on Wednesday, May 6, 1998, at 11:00 A.M., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York, and at any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE AND FOR PROPOSALS 2 AND 3. UNDER THE COMPANY'S BY-LAWS, BUSINESS TRANSACTED AT THE ANNUAL MEETING OF STOCKHOLDERS IS CONFINED TO THE PURPOSES STATED IN THE NOTICE OF THE MEETING. THIS PROXY WILL, HOWEVER, CONVEY DISCRETIONARY AUTHORITY TO THE PERSONS NAMED HEREIN AS PROXIES TO VOTE ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.


          PLEASE DATE, SIGN AND RETURN TODAY IN THE ENCLOSED ENVELOPE.


                 (Continued and to be signed on reverse side.)

                             TRIARC COMPANIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


                                                                 For       Withhold       For All
1. ELECTION OF DIRECTORS:                                        All       All            (Except nominee(s) written below)
   Nominees: Nelson Peltz, Peter W. May, Hugh L. Carey,
   Clive Chajet, Stanley R. Jaffe, Joseph A. Levato,
   David E. Schwab II, Raymond S. Troubh and                                                   ___________________________________
   Gerald Tsai, Jr.


                                                                   For     Against        Abstain
2. Proposal to consider and take action upon the 1998
   Equity Participation Plan, as described in the Proxy
   Statement.

                                                                   For     Against        Abstain

3. Proposal to ratify the appointment of Deloitte &
   Touche LLP as the Company's independent
   certified public accountants, as described in the Proxy Statement.



                                            Dated:   _____________________, 1998

               Signature(s) ____________________________________________________

               _________________________________________________________________

               This Proxy should bear your signature(s) exactly as your name(s) appear in the stencil to the left. When signing as attorney, executor, administrator, personal representative, trustee, guardian or corporate officer, please give full title. For joint accounts, each joint owner should sign.


                             FOLD AND DETACH HERE.


                            YOUR VOTE IS IMPORTANT.


                       PLEASE DATE, SIGN AND RETURN TODAY
                           IN THE ENCLOSED ENVELOPE.